EXHIBIT 4.21

                            ASSET PURCHASE AGREEMENT

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      The Asset Purchase Agreement has been included to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about Metalink. The representations, warranties, covenants and agreements contained in the Asset Purchase Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Asset Purchase Agreement. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Metalink or Lantiq or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in Metalink's public disclosures.


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EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               LANTIQ ISRAEL LTD.

                                                          as Buyer

                      LANTIQ BETEILIGUNGS - GMBH & CO. KG

                                                          as Parent

                                      AND

                                 METALINK LTD.

                                                          as Seller

                             DATED JANUARY 5, 2010
================================================================================


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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  INTERPRETATION; DEFINITIONS................................................5
    1.1     General Interpretation.............................................5
    1.2     Definitions........................................................5
2.  ASSET PURCHASE AND LIABILITY ASSUMPTION....................................9
    2.1     Purchase of Assets.................................................9
    2.2     Non-Transferable Assets...........................................11
    2.3     Assumed Liabilities...............................................12
    2.4     Retained Liabilities..............................................12
    2.5     Retained Assets...................................................12
    2.6     Further Assurances................................................13
3.  PURCHASE PRICE............................................................13
    3.1     Purchase Price....................................................13
    3.2     Second Payment....................................................13
    3.3     Earn Out..........................................................14
    3.4     VAT; Other Taxes..................................................17
    3.5     Withholding Tax...................................................17
4.  CLOSING ..................................................................18
    4.1     Closing...........................................................18
    4.2     Conditions to Closing.............................................18
    4.3     Deliveries and Transactions at Closing............................20
5.  REPRESENTATIONS AND WARRANTIES OF SELLER..................................21
    5.1     Organization and Qualification....................................21
    5.2     Authority; No Violation; Due Execution; Etc.......................22
    5.3     Consents..........................................................22
    5.4     Financial Statements;
            Reports under Stock Exchange Rules; No Undisclosed Liabilities....22
    5.5     No Changes........................................................23
    5.6     Tax...............................................................23
    5.7     Restrictions on Business Activities...............................23
    5.8     Title to Properties...............................................23
    5.9     Intellectual Property.............................................24
    5.10    Contracts.........................................................27
    5.11    Compliance with Laws; Governmental Authorizations.................27
    5.12    Litigation........................................................28
    5.13    Insurance.........................................................28
    5.14    Environmental Matters.............................................28
    5.15    Employee Matters..................................................28
    5.16    Brokers and Finders...............................................29
    5.17    Related Party Transactions........................................30
    5.18    Customers and Suppliers...........................................30
    5.19    Product Defects; Product Warranties...............................30
    5.20    Solvency..........................................................30
    5.21    Subsidiaries......................................................30
    5.22    Grants, Incentives and Subsidies..................................30
    5.23    Disclosure........................................................31


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                                                                            PAGE
                                                                            ----
6.  REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER........................31
    6.1     Organization and Qualification....................................31
    6.2     Authority; No Violation; Due Execution; Etc.......................31
    6.3     Consents..........................................................31
    6.4     Available Funds...................................................31
    6.5     Brokers and Finders...............................................31
    6.6     Litigation........................................................31
    6.7     Experience........................................................32
    6.8     Disclosure........................................................32
7.  CONDUCT PRIOR TO CLOSING..................................................32
    7.1     Ordinary Course of Seller.........................................32
    7.2     Procedures for Requesting Consent.................................34
8.  ADDITIONAL AGREEMENTS.....................................................34
    8.1     Confidentiality; Access to Information............................34
    8.2     Non-Competition and Non-Solicitation..............................35
    8.3     Seller Trademarks.................................................35
    8.4     Public Announcements..............................................36
    8.5     Expenses..........................................................36
    8.6     Filings and Consents..............................................36
    8.7     Reasonable Efforts................................................37
    8.8     Notification of Certain Matters...................................37
    8.9     Excess Payments...................................................38
    8.10    [RESERVED] .......................................................38
    8.11    Cut-Off Liabilities...............................................38
    8.12    Corporate Existence...............................................38
9.  EMPLOYEES.................................................................39
10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION...............40
    10.1    Survival of Representations, Etc..................................40
    10.2    Indemnification...................................................41
    10.3    Defense of Third Party Claims.....................................42
    10.4    Claims Procedure..................................................43
    10.5    Exercise of Remedies by Third Parties.............................43
    10.6    Sole Remedy.......................................................43
    10.7    Set-Off ..........................................................43
11. TERMINATION...............................................................43
    11.1    Termination.......................................................43
    11.2    Termination Procedures............................................44
    11.3    Effect of Termination.............................................44
12. GENERAL PROVISIONS........................................................45
    12.1    Notices...........................................................45
    12.2    Counterparts......................................................46
    12.3    Entire Agreement .................................................46
    12.4    Severability......................................................46
    12.5    Other Remedies....................................................46
    12.6    Governing Law; Venue..............................................46
    12.7    Specific Performance..............................................46
    12.8    No Third Party Beneficiaries......................................47
    12.9    Amendment.........................................................47
    12.10   Extension; Waiver.................................................47
    12.11   Joint Obligation..................................................47
    12.12   Successors and Assigns............................................47

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                          LIST OF EXHIBITS & SCHEDULES

Exhibit A - Form of Non-Competition Agreement

Exhibit 4.3.1.3(a) - Form of Assignment Deed of Intellectual Property Rights

Exhibit 4.3.1.3(b) - Form of Bill of Sale and Assignment and Assumption
Agreement

Exhibit 4.3.1.3(d) - Form of Sublease Agreement

Exhibit 4.3.1.3(e) - Form of Transition Services Agreement

Exhibit 4.3.1.3(g) - Form of Consulting Agreement

Exhibit 4.3.1.3(h) - Form of Cross-License Agreement

Exhibit 9.1 - Employee Offer

Schedule 1.2(a) - Knowledge

Schedule 1.2(b) - Taiwan Leases

Schedule 2.1.1 - Machinery, Equipment and Other Tangible Personal Property

Schedule 2.1.2 - Inventory

Schedule 2.1.3 - Acquired A/R

Schedule 2.1.4 - Prepayments, Prepaid Expenses and Other Similar Assets

Schedule 2.1.5 - Contracts

Schedule 2.1.7 - Business Intellectual Property Rights

Schedule 2.1.8 - Government Authorizations

Schedule 2.1.10 - Seller Existing Funds

Schedule 2.1.12 - OCS Programs

Schedule 2.3.2 - Assumed Liabilities

Schedule 2.4 - Retained Liabilities

Schedule 2.5 - Retained Assets

Schedule 3.2.2 - Second Payment Calculation

Schedule 3.3 - Gross Profit Calculation

Schedule 3.3.3.7 - Earnout Calculation Examples

Schedule 3.5 - Withholding Tax Certificate

Schedule 5.11.2 - Government Authorizations

Schedule 7.1 - Conduct Prior to Closing

Schedule 9.1 - Terms of Employment


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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of January 5, 2010, by and among LANTIQ ISRAEL LTD., a private company organized under the laws of the State of Israel ("BUYER"), LANTIQ BETEILIGUNGS - GMBH & CO. KG, a private company organized under the laws of the Federal Republic of Germany ("PARENT") and METALINK LTD., a public company organized under the laws of the State of Israel ("SELLER").

                                    RECITALS

      A. Seller is engaged directly and through its Affiliates in the business of the design and sale of wireless local area network (WLAN) chipsets (the "BUSINESS") and in the business of the design and sale of digital subscriber line (DSL) chipsets (the "DSL BUSINESS").

      B. Buyer is a wholly owned indirect subsidiary of Parent and an Affiliate of Wireline Holding S.a.r.l., a company incorporated as a societe a responsibilite limitee and existing under the laws of the Grand Duchy of Luxembourg ("WH"), which entered into that certain Asset Purchase Agreement, dated as of July 7, 2009, with Infineon Technologies AG, a stock corporation (Aktiengesellschaft) under the laws of the Federal Republic of Germany ("INFINEON"), for the acquisition of Infineon's wireline communications business (the "LANTIQ APA").

      C. Buyer desires to purchase from Seller, and Seller desires to sell and assign to Buyer, substantially all of the assets of Seller associated with the Business upon the terms and subject to the conditions set forth in this Agreement.

      D. Concurrently with the execution and delivery of this Agreement and as a condition to and inducement of Buyer's willingness to enter into this Agreement, the Chief Executive Officer of Seller and a principal shareholder thereof, is entering into a Non-Competition Agreement in the form attached hereto as EXHIBIT A, the effectiveness of which is contingent on and subject to the Closing (as defined below).

      NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.    INTERPRETATION; DEFINITIONS

      1.1 GENERAL INTERPRETATION. The Recitals, Schedules and Exhibits hereof comprise an integral part of this Agreement. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      1.2 DEFINITIONS. In this Agreement, the following terms, as used herein, shall have the following meanings:

            "ACCOUNTS PAYABLE" means all accounts payable and accrued expenses owed to third parties with respect to the Business for raw materials or supplies received by or services rendered to Seller.

            "ACCOUNTS RECEIVABLE" means all accounts receivable, notes receivable and other current rights to payment of Seller to the extent related to the Business.

            "ACQUISITION TRANSACTION" means any transaction involving the sale, exclusive license, disposition or acquisition of all or substantially all of the Business.


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            "AFFILIATE" of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For this purpose, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "APPROVED ENTERPRISE(S)" means all the Seller's enterprises related to the Business for which it has been granted "approved enterprise" status under the Israeli Law for the Encouragement of Capital Investment, 5719-1959.

            "BUSINESS" means as defined in Recital A.

            "BUSINESS DAY" means each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York, Tel Aviv, Israel or Munich, Germany are obligated by law or executive order to close.

            "BUYER INDEMNITEES" means any of Parent, Buyer and their respective Representatives, successors and assigns.

            "CLOSING" and "CLOSING DATE" means as defined in Section 4.1 hereunder.

            "COMPANIES LAW" means the Israeli Companies Law, 5759-1999.

            "CORPORATE DOCUMENTS" means an Entity's Memorandum of Association, Articles of Association, Certificate of Incorporation, Bylaws or other charter or governing documents, as applicable.

            "COSTS" shall have the meaning set forth in SCHEDULE 3.3.

            "CUT-OFF DATE" means December 31, 2009.

            "DAMAGES" shall mean any loss (including diminution in value), damage, liability, claim, cause of action, demand, deficiency, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys' fees), charge, cost or expense of any kind or nature, whether or not arising out of third party claims.

            "DOLLAR" or "$" means U.S. Dollars.

            "ENTITY" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

            "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to: (i) the protection, preservation or restoration of the environment, public health and safety, worker health and safety or pollution; or (ii) the presence, use, storage, generation, handling, treatment, labeling, testing, transportation, processing, production, release, disposal, control or cleanup of Hazardous Substances. As used herein, "HAZARDOUS SUBSTANCE" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or under any Environmental Law, including any toxic waste, pollutant, pesticide, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.


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            "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended.

            "FAMILY MEMBER" shall mean, in respect of a natural Person, (i) a spouse of such Person; (ii) a descendant of such Person or of such Person's spouse; (iii) such Person's brother or sister, or (iv) a spouse of any of the Persons referred to in clauses (ii) or (iii) above.

            "GOVERNMENTAL AUTHORIZATION" shall mean any permit, license, certificate, franchise, permission, clearance, registration, approval, consent, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

            "GOVERNMENTAL ENTITY" means any governmental body, court, administrative agency or commission or other federal, state, county, provincial, municipal, local or foreign governmental authority, instrumentality, agency or commission.

            "GROSS PROFIT" shall have the meaning, and be calculated as, set forth in SCHEDULE 3.3.

            "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property and proprietary rights throughout the world, including (i) all trademark rights, trade dress, service marks and trade names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all inventions, mask works and mask work registrations, net lists, schematics, enhancements, designs, improvements, know how, discoveries, improvements, designs, trade secrets, computer software programs or applications (in both source code and object code form), flow charts, diagrams, coding sheets, listings and annotations, programmers' notes, information, work papers, work product; and (v) all registrations of any of the foregoing, all applications therefor, all documentation and all goodwill associated with any of the foregoing.

            "ISRAELI SECURITIES LAWS" means the Israeli Securities Law, 1968, and the regulations promulgated thereunder, all as amended.

            "ISRAELI TAX ORDINANCE" means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any orders, rules and regulations promulgated thereunder.

            "ITA" means the Israeli Tax Authority.

            "KNOWLEDGE" or "KNOWN" shall mean, with respect to any Entity, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of (i) in the case of Seller, the actual knowledge of the persons listed on SCHEDULE 1.2(A) hereto, and (ii) in the case of Parent or Buyer, the actual knowledge of the persons listed on SCHEDULE 1.2(A) hereto, or the knowledge that any of these persons would have after reasonable inquiry of those persons in the applicable Entity that have principal responsibility over the subject matter in question.

            "LEASES" shall mean all of Seller's right, title and interest in each of (i) that certain Lease Agreement, dated as of June 6, 2000, by and between Seller and Yakum Pituach Ltd., as amended, (ii) that certain Lease Agreement, dated as of April 18, 2007, between Seller and Shimon Balulu, as amended, and (iii) with respect to Seller's leased premises in Taiwan, that certain Lease Agreement, dated as of June 10, 2007, and that certain Lease Agreement, dated as of June 11, 2007, in each case a copy thereof is attached as SCHEDULE 1.2(B) hereto, excluding the right to any security deposits and other amounts and instruments deposited by or on behalf of Seller under the Leases.

            "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

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            "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, order, judgment, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

            "LIENS" means all mortgages, liens, pledges, charges, security interests, right of first refusal, preemptive right, call, community property interest or other similar encumbrances of any kind or nature whatsoever.

            "NASDAQ" means The NASDAQ Stock Market.

            "OCS" means the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.

            "OCS BUSINESS LIABILITY" means Seller's obligations and liabilities to the OCS set forth in SCHEDULE 2.1.12.

            "PERSON" means a natural person or an Entity.

            "REPRESENTATIVES" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

            "REVENUES" shall have the meaning set forth in SCHEDULE 3.3.

            "SEC" means the U.S. Securities and Exchange Commission.

            "SELLER INDEMNITEES" means any of Seller and its Representatives, successors and assigns.

            "SELLER MATERIAL ADVERSE EFFECT" means any event, circumstance, change, or effect that, individually, or together with any other event, circumstance, change or effect, has or would reasonably likely be expected to have a material adverse effect on (a) the assets, liabilities, results of operations or the financial condition of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereunder; PROVIDED, HOWEVER, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: (i) any change in Seller's stock price or trading volume, any adverse effect of delisting of Seller's shares from Nasdaq, or any failure to meet management projections (but not excluding the underlying cause of any such change pursuant to this clause (i)); (ii) any change, event, circumstance or effect that results from changes, events, circumstances or effects affecting general economic conditions or financial credit or securities markets in general or changes affecting the industry in which the Business operates (in each case, which changes, events, circumstances or effects do not disproportionately affect the Business); (iii) any change, event, circumstance or effect resulting from acts of war or terrorism or any escalation thereof or FORCE MAJEURE in and of itself, other than such acts of wars, terrorism or escalation thereof or FORCE MAJEURE that disproportionately affect the Business; (iv) any changes in GAAP; (v) any cancellation or delay in customer orders or any loss of customers, employees or other business relationships resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vi) any change, event, circumstance or effect that results from an action taken or omission to act by Seller in accordance with this Agreement or at the written request of Buyer or Parent; or (vii) any adverse effect solely on the DSL Business.

            "TAX" or "TAXES" means any federal, state, local or foreign net or gross income, gross receipts, social security, national health insurance, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, offer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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


            "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

            "TOTAL BUSINESS ASSETS" shall have the meaning assigned to such term in Section 3.2.

            "TOTAL BUSINESS LIABILITIES" shall have the meaning assigned to such term in Section 3.2.

            "U.S. GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

2.    ASSET PURCHASE AND LIABILITY ASSUMPTION

      2.1 PURCHASE OF ASSETS. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall (and, if applicable, Seller shall cause its Affiliates to) sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller (and its Affiliates, as the case may be), free and clear of all Liens (other than Permitted Liens), all right, title and interest of Seller (or its Affiliates) in and to all of Seller's (and its Affiliates') assets, interests and rights, tangible and intangible, wherever located, used or held for use in the conduct of the Business as they exist or shall exist on the Closing, including the following assets but excluding the Retained Assets (collectively, the "PURCHASED ASSETS"):

            2.1.1 all machinery, equipment and other tangible personal property related to the conduct of the Business, as identified on
                  SCHEDULE 2.1.1 hereto;

            2.1.2 all inventories of Seller related to the Business, including raw materials, supplies, goods consigned to vendors or subcontractors, works in process, finished goods and goods in transit, as identified on SCHEDULE 2.1.2 hereto (the "INVENTORY"). No later than two (2) business days prior to the Closing Date, Seller shall provide an updated Schedule 2.1.2, calculated in the same manner as the Schedule provided on the date hereof, which will be substantially similar, in the aggregate, to the Schedule provided on the date hereof, subject to changes relating solely to the passage of time and the continued operation of the Business, following the date hereof, in the ordinary course consistent with past practice and consistent with this Agreement;

            2.1.3 all Accounts Receivable, as identified on SCHEDULE 2.1.3 hereto ("ACQUIRED A/R"). No later than two (2) business days prior to the Closing Date, Seller shall provide an updated
                  Schedule 2.1.3, calculated in the same manner as the Schedule provided on the date hereof, which will be substantially similar, in the aggregate, to the Schedule provided on the date hereof, subject to changes relating solely to the passage of time and the continued operation of the Business, following the date hereof, in the ordinary course consistent with past practice and consistent with this Agreement;

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


            2.1.4 all prepayments, prepaid expenses and other similar assets to the extent related to the Business, as identified on SCHEDULE
                  2.1.4 hereto. No later than two (2) business days prior to the Closing Date, Seller shall provide an updated Schedule 2.1.4, calculated in the same manner as the Schedule provided on the date hereof, which will be substantially similar, in the aggregate, to the Schedule provided on the date hereof, subject to changes relating solely to the passage of time and the continued operation of the Business, following the date hereof, in the ordinary course consistent with past practice and consistent with this Agreement;

            2.1.5 all rights and interests of Seller in and to the leases, subleases, licenses (including licenses of Intellectual Property Rights from third parties), sublicenses, contracts, commitments, obligations or other agreements, whether written or oral, or other similar agreements and rights thereunder, including contracts for the purchase of materials, supplies and services and the sale of products and services, related to the Business (collectively, the "CONTRACTS"), as identified on
                  SCHEDULE 2.1.5;

            2.1.6 all business records, plans, notebooks, specifications, advertising and promotional materials, studies, reports, equipment repair, maintenance or service records, in each case as used by Seller for operating the Business, provided that Seller shall be entitled to maintain one copy of any of such documents for the sole purpose of either retention as required by any applicable Legal Requirement or in connection with litigation arising out of this Agreement;

            2.1.7 all Intellectual Property Rights related to the Business, including all registrations (and applications for registration) of Intellectual Property Rights set forth on
                  SCHEDULE 2.1.7 hereto (collectively, the "BUSINESS INTELLECTUAL PROPERTY RIGHTS"; it being understood that such term shall not include licenses of Intellectual Property Rights from third parties);

            2.1.8 all Government Authorizations and other permits or licenses to the extent related to the Business that are transferable under applicable Legal Requirements, as identified on SCHEDULE
                  2.1.8 hereto;

            2.1.9 all claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, whether liquidated or unliquidated, fixed or contingent, which Seller may have under any of the Purchased Assets;

            2.1.10 all of Seller's and its Affiliates' rights related to the employment of the Transferred Employees (as defined in Section 9.1) and all of Seller's and its Affiliates' rights and interests in and to the Seller Existing Funds (as defined in Section 9.3), as identified on SCHEDULE 2.1.10 hereto. No later than two (2) business days prior to the Closing Date, Seller shall provide an updated Schedule 2.1.10, calculated in the same manner as the Schedule provided on the date hereof, which will be substantially similar, in the aggregate, to the Schedule provided on the date hereof, subject to changes relating solely to the passage of time and the continued operation of the Business, following the date hereof, in the ordinary course consistent with past practice and consistent with this Agreement;


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



            2.1.11 all lists and records pertaining to customer accounts
                  (whether past or current), suppliers, distributors, personnel and agents of the Business; and

            2.1.12 all rights in Seller's OCS programs related to the Business, excluding receivables thereunder for the period ended December 31, 2009, all as identified on SCHEDULE 2.1.12 hereto.

      2.2 NON-TRANSFERABLE ASSETS. Subject to Section 2.2.4 below, in the event that any Purchased Asset which would otherwise be transferred on the Closing Date to Buyer is not capable of being sold, assigned, transferred, conveyed or delivered without obtaining the consent of a third party, or if such sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would constitute a violation of any Contract constituting or relating to a Purchased Asset, or a violation of any Legal Requirement, then such Purchased Asset shall remain in Seller's ownership and shall not be sold, assigned, transferred, conveyed or delivered hereunder, nor shall any liability under any Contract constituting or relating to such Purchased Asset be assumed by Buyer. Any such Purchased Asset and any Contract which constitutes or relates to any such Purchased Asset or Assets shall be referred to herein as a "NON-TRANSFERABLE ASSET". In such event:

            2.2.1 Both before and after the Closing Date, the parties shall exercise their reasonable best efforts (but without the requirement of any payment of money by Seller or Buyer) to obtain any consents so as to transfer each such Non-Transferable Asset to Buyer without modifying, amending or burdening such Non-Transferable Asset in any material respect.

            2.2.2 To the extent that on the Closing Date there is any Non-Transferable Asset outstanding, Seller shall, from and after the Closing Date, cooperate with Buyer in any reasonable and lawful arrangement agreed upon between such parties under which Buyer would obtain the benefits and assume the obligations of such Non-Transferable Asset to Buyer; provided that Buyer shall only assume, satisfy or perform any obligation or liability under or in connection with such Non-Transferable Asset if and only if such obligation or liability would have been an Assumed Liability hereunder if such Non-Transferable Asset were a Purchased Asset. Such arrangements may include, with the consent of Buyer (not to be unreasonably withheld), terminating the Non-Transferable Asset between Seller and the relevant third party and the entry into a new contract by Buyer with such third party on substantially the same terms or a subcontract of the Non-Transferable Asset to Buyer.

            2.2.3 At any time after the Closing Date, if any Non-Transferable Asset becomes capable of being sold, assigned, transferred, conveyed or delivered to Buyer, then, at such time, such Non-Transferable Asset shall be sold, assigned, transferred, conveyed and delivered to Buyer pursuant to the execution and delivery by the parties of an appropriate instrument of assignment with respect to the Non-Transferable Asset and such Non-Transferable Asset shall be deemed a Purchased Asset for all intents and purposes hereunder; PROVIDED, HOWEVER, that if and to the extent that Seller has theretofore provided Buyer with comparable assets or compensation for such Non-Transferable Asset, an equitable adjustment shall be made between Seller and Buyer to effectuate fully the intent of the foregoing provision.

            2.2.4 Notwithstanding anything to the contrary contained herein, the receipt of the Required Consents is a condition to Parent's and Buyer's obligation to effect the Closing pursuant to Section 4.2.3.3 below.

            2.2.5 For the avoidance of doubt, the Non-Transferable Assets, if any, shall not include any Purchased Asset that is governed by or subject to a Contract included in the list of Required Consents.

      2.3 ASSUMED LIABILITIES. From and after the Closing, Buyer shall assume and agree to perform and discharge only the following specific obligations and liabilities of Seller (collectively, the "ASSUMED LIABILITIES"):

            2.3.1 subject to Section 2.2 above, all liabilities of the Business first arising from and after the Closing under each Contract, including the Leases;

            2.3.2 those accrued liabilities, obligations and expenses of Seller expressly set forth on SCHEDULE 2.3.2 hereto (it being understood that the December 2009 Costs (as defined therein) will be repaid by Buyer to Seller no later than three (3) business days following the Closing); and

            2.3.3 the OCS Business Liability.

      It is hereby acknowledged by Buyer (and Buyer undertakes) that it shall bear the costs and liabilities associated with Taxes relating to the conduct of the Business following the Closing; employment and employee benefits-related claims, obligations and liabilities of any Transferred Employees incurred in relation to the period of employment with Buyer or its Affiliates following the Closing Date; the Cut-Off Liabilities (as defined below); and those specific obligations expressly set forth in SCHEDULE 5.8.2.

      2.4 RETAINED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability or obligation is disclosed herein or on any schedule or exhibit hereto, neither Buyer nor any of its Affiliates shall assume or be liable for any liabilities or obligations of Seller of any kind or nature except for those liabilities and obligations which are expressly assumed pursuant to Section 2.3 above. Without limiting the generality of the foregoing, Buyer shall not assume any obligations and liabilities of Seller resulting from, arising out of, relating to, in the nature of or caused by any (i) Retained Asset, (ii) Taxes relating to the conduct of the Business prior to Closing and any other Taxes relating to the DSL Business or any other non-Business activities of Seller, (iii) indebtedness for borrowed money or deferred purchase price for fixed assets, (iv) inter-company payables, loans or other inter-company liabilities or obligations of any kind or nature, (v) breach of contract, breach of warranty, tort, infringement or violation of any Legal Requirement to the extent arising out of facts, events, actions or inactions occurring prior to the Closing, (vi) litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature arising out of facts, events, actions or inactions occurring prior to the Closing, (vii) employment and employee benefits-related claims, obligations and liabilities of any Transferred Employees incurred in relation to the period of employment with Seller or its Affiliates prior to and including the Closing Date (except to the extent expressly assumed by Buyer as reflected in Section 9.6), (viii) employment and employee benefits-related claims, obligations and liabilities of any employees of Seller or any of its Affiliates who are not Transferred Employees (including former employees) whether incurred prior to or after the Closing Date, (ix) fees, costs or expenses incurred by Seller in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other transactions contemplated hereby, and (x) those accrued liabilities, obligations and expenses expressly set forth on SCHEDULE 2.4 hereto (collectively, the "RETAINED LIABILITIES").

      2.5 RETAINED ASSETS. Notwithstanding the provisions of Section 2.2 above, the Purchased Assets shall not include any right, title, interest and claims of Seller in any of the following: (i) all non-Business assets, (ii) all cash and cash equivalents, including the Purchase Price, (iii) deposits related to the Leases, (iv) all refunds, and all rights or claims to refunds, of any Taxes with respect to the Purchased Assets or the Business relating to any date or period prior to the Closing Date and all interest thereon, (v) Seller's franchise to be a corporation, its Corporate Documents, name, non-Business trademarks and trade names (including the Licensed Marks (as defined below)), corporate seal, stock books, minute books and other corporate records, (vi) Seller's rights under or pursuant to this Agreement, (vii) insurance policies, (viii) to the extent not specifically covered under Section 2.1, any assets that have, individually and in the aggregate, a negligible effect on the Business, and (ix) the other assets listed in SCHEDULE 2.5 attached hereto (collectively, the "RETAINED ASSETS").

      2.6 FURTHER ASSURANCES. From time to time after the Closing, Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as may be necessary or reasonably requested by Buyer in order to more effectively transfer to Buyer, and to place Buyer in possession and control of, the Purchased Assets. Buyer shall take such actions as may be necessary or reasonably requested by Seller in order to assure Buyer's assumption of the Assumed Liabilities.

3.    PURCHASE PRICE

      3.1 PURCHASE PRICE.

            3.1.1 In consideration of the sale, assignment, transfer and delivery of the Purchased Assets by Seller and the assumption of the Assumed Liabilities by Buyer, Buyer will pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, (i) at and subject to the Closing, Five Million Seven Hundred Thousand U.S. Dollars ($5,700,000) (the "INITIAL PAYMENT"), (ii) subject to the Closing, on March 31, 2010, an amount equal to (a) the Total Business Assets LESS (b) the Total Business Liabilities (as such amount is calculated pursuant to Section 3.2 below, the "SECOND PAYMENT"), but in any event not more than One Million Two Hundred Thousand U.S. Dollars ($1,200,000), (iii) subject to the Closing, as and when due in accordance with Section 3.3.1 below, the Earnout Prepayments, and (iv) as and when due in accordance with Section 3.3.2 below, the Earnout Payments, if any (collectively, the "PURCHASE PRICE").

      3.2 SECOND PAYMENT. The Second Payment shall be calculated and determined as follows:

            3.2.1 At least two (2) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth Seller's good faith estimate of the Total Business Assets and the Total Business Liabilities as of the close of business on the Closing Date. No later than ten (10) business days following the Closing, Seller shall prepare and deliver to Buyer a statement setting forth Seller's calculation of the Total Business Assets and the Total Business Liabilities as of the close of business on the Closing Date (the "CLOSING STATEMENT").

            3.2.2 The Second Payment shall be calculated as the amount equal to the sum of (X) the Total Business Assets less (Y) the Total Business Liabilities, as defined and calculated in SCHEDULE 3.2.2 hereto.

            3.2.3 No later than 30 days following the delivery of the Closing Statement, Buyer may deliver to Seller a written notice setting forth its objection to the figure of the Second Payment in the Closing Statement (the "TC CLAIM NOTICE"), which notice shall consist of (i) Buyer's proposed changes to the Closing Statement and setting forth in reasonable detail the basis for such objection, (ii) the correct figure in Buyer's opinion of the Second Payment as of the Closing Date, and (iii) consequently, Buyer's proposed adjustment to the Second Payment. If Buyer fails to deliver such TC Claim Notice within the said 30-day period, then the calculation by Seller of the Second Payment in the Closing Statement shall be deemed finally determined.

            3.2.4 If Buyer timely delivers such TC Claim Notice, Seller shall have 21 days from receipt of the TC Claim Notice to object to the TC Claim Notice by delivering a written notice to that effect to Buyer (the "TC OBJECTION NOTICE"). If Seller fails to timely deliver such TC Objection Notice, then the calculation by Buyer of the Second Payment in the TC Claim Notice shall be deemed finally determined.

            3.2.5 However, if Seller does timely deliver such TC Objection Notice, then, notwithstanding Section 12.6 hereof, Buyer and Seller shall use reasonable efforts to resolve any disagreements as to the computation of the Second Payment, and if it is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution and the Closing Statement as so modified shall be conclusive and binding on all of the parties. However, if Buyer and Seller do not reach a final resolution within 20 days after Buyer has received the TC Objection Notice, Buyer and Seller shall jointly retain an independent accounting firm of recognized standing (the "FIRM") to resolve any remaining disagreements. In any event, a Second Payment shall be timely made by Buyer with respect to such amounts as are not in dispute, as set forth in the TC Objection Notice (which amount shall not be greater than that reflected in the Closing Statement). If Buyer and Seller are unable to agree on the choice of the Firm, then Buyer's auditors and Seller's auditors shall jointly select a "big-four" accounting firm (or a successor) as the Firm. Buyer and Seller shall direct the Firm to render a determination within thirty (30) days after its retention and Buyer, Seller and their respective Representatives shall cooperate with the Firm during its engagement. The Firm shall consider only those items and amounts set forth in the TC Claim Notice and the TC Objection Notice which Buyer and Seller are unable to resolve. Buyer and Seller shall each make written submissions to the Firm promptly (and in any event within ten (10) days after the Firm's retention), which submissions shall contain such party's computation of the Second Payment in the Closing Statement and information, arguments, and support for such party's position. The Firm shall review such submissions and base its determination solely on them. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination shall be based on the definition of the Second Payment included herein. The determination of the Firm shall be conclusive and binding upon the parties and shall not be appealable. Buyer shall pay the costs and expenses of the Firm, except that if the Firm's determination orders Seller to pay Buyer an amount (or by applying a deduction from any then-future payment from Buyer to Seller in an amount) that is equal to $50,000 or more, then Seller shall be liable for all of the Firm's reasonable expenses.

            3.2.6 If the amount of the Second Payment reflected on the Closing Statement, as modified pursuant to Sections 3.2.4 or 3.2.5, is less than the Second Payment actually paid by Buyer to Seller, then Seller shall pay to Buyer (including, if agreed to by Buyer, by applying a deduction from any then-future payment from Buyer to Seller) an amount equal to the difference (expressed as a positive number) between such figures. Any payment required to be made by Seller pursuant to this Section 3.2.6 shall be made, by wire transfer of immediately available funds to an account designated in writing by Buyer, within five (5) business days after the determination that such payment is due and payable.

      3.3 EARN OUT.

            3.3.1 In addition to the Initial Payment and the Second Payment, Buyer shall pay to Seller four payments (the "EARNOUT PREPAYMENT(S)") as follows: (i) on March 31, 2010, One Hundred Thousand U.S. Dollars ($100,000.00), (ii) on June 30, 2010, Five Hundred Thousand U.S. Dollars ($500,000.00), (iii) on September 30, 2010, Seven Hundred Thousand U.S. Dollars ($700,000.00) and (iv) on December 31, 2010, Seven Hundred Thousand U.S. Dollars ($700,000.00). For the avoidance of doubt, the Earnout Prepayments shall not be subject to the GP Milestones (as defined below) or any other adjustments or refunds (other than in accordance with
      Section 3.3.2 or Section 10 hereof).

            3.3.2 In addition to the Initial Payment, the Second Payment and the Earnout Prepayments, Buyer shall pay to Seller additional contingent payments of up to a maximum of (including any Earnout Prepayments actually paid to Seller) Ten Million U.S. Dollars ($10,000,000.00) (the "EARNOUT PAYMENT(S)"), payable in performance installments calculated according to the Gross Profit recognized during (i) the twelve-month period ending March 31, 2011 (the "FIRST EARNOUT PERIOD") and (ii) the twelve-month period ending March 31, 2012 (the "SECOND EARNOUT PERIOD", and together with the First Earnout Period, the "EARNOUT PERIODS"), respectively, pursuant to the following table (each row of Gross Profit being referred to herein as the "GP MILESTONE"):

-----------------------------------  ------------------------------------
       FIRST EARNOUT PERIOD                 SECOND EARNOUT PERIOD
-----------------------------------  ------------------------------------
                      EARNOUT                               EARNOUT
    GROSS PROFIT*     PAYMENT*           GROSS PROFIT*      PAYMENT*
------------------ ----------------  ------------------ -----------------
         (IN $ MILLIONS)                       (IN $ MILLIONS)
-----------------------------------  ------------------------------------
      <2.0               0.0               <8.0               0.0
------------------ ----------------  ------------------ -----------------
       2.0               0.5                8.0               0.5
------------------ ----------------  ------------------ -----------------
       3.0               1.0                9.0               1.0
------------------ ----------------  ------------------ -----------------
       4.0               2.0               10.0               2.0
------------------ ----------------  ------------------ -----------------
       5.5               3.5               11.0               3.5
------------------ ----------------  ------------------ -----------------
       6.4               5.0               12.0               5.0
------------------ ----------------  ------------------ -----------------
       7.3               6.0               13.0               6.0
------------------ ----------------  ------------------ -----------------
       8.2               7.0               14.0               7.0
------------------ ----------------  ------------------ -----------------
       9.1               8.0               15.0               8.0
------------------ ----------------  ------------------ -----------------
Greater than 10.0        9.0          Greater than 15.0       9.0
------------------ ----------------  ------------------ -----------------

            * If the Gross Profit is between two GP Milestones, the Earnout Payment relating thereto shall be calculated on a prorated basis.

            3.3.3 The procedures for the calculation and payment of the Earnout Payment(s) shall be as follows:

                   3.3.3.1 Promptly, but within no later than forty five (45) days, following the end of each calendar quarter during an Earnout Period (the "QUARTERLY EARNOUT PERIOD"), Buyer shall (i) deliver to Seller a written statement setting forth, Buyer's calculation of the Gross Profit (which will include only the aggregate amount for each component in the definition of Gross Profit) it generated during such Earnout Period through the end of the Quarterly Earnout Period (i.e., between April 1st and the last day of the applicable Quarterly Earnout Period) and the amount of the Quarterly Earnout Payment (as defined below), if any, payable to Seller in respect of such Quarterly Earnout Period (the "EARNOUT STATEMENT") and (ii) pay to Seller the Quarterly Earnout Payment, if any, as set forth in such Quarterly Earnout Statement.

                   3.3.3.2 A "QUARTERLY EARNOUT PAYMENT" during any Earnout Period shall mean an amount equal to: (i) the Earnout Payment due in accordance with Section
                            3.3.2 for Gross Profit accumulated during such Earnout Period through the end of the applicable Quarterly Earnout Period, LESS (ii) any Quarterly Earnout Payments(s) previously made to Seller during such Earnout Period, if any, LESS (iii) any Earnout Prepayments previously made to Seller, if any.

                            Notwithstanding anything to the contrary in the foregoing, Seller shall not be entitled to receive any Quarterly Earnout Payment calculated as provided in the immediately preceding paragraph until such time as the Earnout Payment due in accordance with
                            Section 3.3.2 for Gross Profit accumulated during such Earnout Period through the end of the applicable Quarterly Earnout Period is equal to an aggregate amount of Two Million U.S. Dollars ($2,000,000) (the "EARNOUT THRESHOLD"). If and when the Earnout Threshold is met, then (i) Seller shall be entitled to receive the Quarterly Earnout Payment calculated as provided in the immediately preceding paragraph without regard to the Earnout Threshold;
                            (ii) notwithstanding Section 3.3.1, all Earnout Prepayments not previously paid shall be canceled and Buyer shall no longer be required to pay them to Seller; and (iii) the Earnout Threshold shall no longer apply (including for purposes of calculating the Quarterly Earnout Payment in respect of the Quarterly Earnout Period in which the Earnout Threshold is met) to the calculation of any subsequent Quarterly Earnout Payments.

                   3.3.3.3 Seller may object, no later than 30 days following receipt of the Earnout Statement relating to the end of each of the First Earnout Period and the Second Earnout Period, to any Earnout Statement delivered during the immediately preceding Earnout Period by delivering a written notice to that effect to Buyer (the "EARNOUT OBJECTION NOTICE").

                   3.3.3.4 If Seller fails to deliver such Earnout Objection Notice within the said 30-day period, then the calculation by Buyer of the Gross Profit during any Quarterly Earnout Period in the First Earnout Period or the Second Earnout Period, as applicable, and the Quarterly Earnout Payment(s) related thereto, if any, shall be deemed finally determined.

                   3.3.3.5 However, if Seller timely delivers such Earnout Objection Notice, then, notwithstanding Section
                            12.6 hereof, the dispute regarding such amount shall be resolved in the same manner as set forth in
                            Section 3.2.5 above, MUTATIS MUTANDIS, except that
                            (i) Buyer and Seller shall direct the Firm to render a determination as promptly as possible following the provision by Buyer to the Firm of all information pursuant to Section 3.3.7, (ii) the Firm shall consider and base its determination upon information provided pursuant to Section 3.3.7 (and neither Buyer nor Seller shall make any submissions thereto except that Buyer shall provide to the Firm the information required by Section 3.3.7), (iii) in resolving any disputed item, the Firm may assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, and (iv) Seller shall pay the costs and expenses of the Firm, except that if the Firm's determination orders Buyer to pay Seller an amount that is at least equal to the greater of $50,000 or
                            (a) in respect of the First Earnout Period, three percent (3.0%) of the aggregate amount of Earnout Payments paid to Seller in respect of that Earnout Period or (b) in respect of the Second Earnout Period, two percent (2.0%) of the aggregate amount of Earnout Payments paid to Seller in respect of that Earnout Period, then Buyer shall be liable for all of the Firm's reasonable expenses). In any event, Earnout Payments shall be made with respect to such amounts as are not in dispute.

                   3.3.3.6 For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein including the table set forth in Section 3.3.2 above, the total amount of the Quarterly Earnout Payments in respect of the First Earnout Period and the Quarterly Earnout Payments in respect of the Second Earnout Period shall not exceed, in the aggregate, $10,000,000 (including any Earnout Prepayments actually paid to Seller).

                   3.3.3.7 SCHEDULE 3.3.3.7 sets forth several numeric examples of the foregoing calculation for illustration purposes only.

            3.3.4 Seller acknowledges that Buyer cannot provide a guarantee that the Business will generate sufficient Gross Profit so as to allow Seller to become entitled to Earnout Payments. Notwithstanding the foregoing, Parent and Buyer undertake that, during the Earnout Periods, they shall use their reasonable commercial efforts to generate Gross Profit.

            3.3.5 For the purpose of assisting Seller with determining Gross Profit, during the Earnout Periods, Parent will not bundle, solely in its internal management accounting records, the Revenues and the Costs with any other revenues generated or costs incurred by Parent or its Affiliates.

            3.3.6 For the avoidance of doubt, in the event Buyer wishes to sell or dispose of the Business (including by way of exclusive license to the Business Intellectual Property Rights) prior to expiration of the Second Earnout Period to any third party, then Buyer will cause such third party, as a condition to such sale, to acknowledge its agreement to be bound by this Section 3.3 with respect to the Business and shall deliver such acknowledgment to Seller; provided that if such third party is an Affiliate of Parent, Parent shall remain liable hereunder.

            3.3.7 During the Earnout Periods and for a period of twelve (12) months thereafter, Parent and Buyer undertake to keep or cause to be kept accurate records and books of account in accordance with good accounting practice, showing the information required to permit calculation of Gross Profit and the Earnout Payments. Within thirty (30) days following the retention by the parties of the Firm, Parent and Buyer shall provide the Firm, during normal business hours, reasonable access to such personnel, accounting records and other information relating to the Business as necessary for the Firm in order to review and audit any Earnout Statement and to validate the calculation of the Earnout Payments, including any business records and price and customer lists related to the applicable Earnout Statements; PROVIDED, HOWEVER, that any such access shall be conducted in such manner as not to unreasonably interfere with Buyer's or Parent's operation; and PROVIDED FURTHER that the information obtained by the Firm in connection therewith may not be disclosed to Seller and shall be subject to a confidentiality agreement in a form reasonably acceptable to Buyer.

      3.4 VAT; OTHER TAXES. The Purchase Price, including any Earnout Payment, is exclusive of Value Added Tax ("VAT"), if applicable. Promptly after the execution of this Agreement, Buyer shall file an application with the Israeli VAT authority for the payment of the VAT due in connection with this Agreement or the sale and purchase of any of the Purchased Assets or Assumed Liabilities in accordance with Section 20 of the Israeli VAT Law, 1975 via self invoicing. In the event that by the end of the business day immediately prior to the Closing Date Buyer does not provide Seller with a confirmation from the Israeli VAT authority that the VAT may be paid under such Section 20, or that no VAT is chargeable in connection with the transactions hereunder, then Buyer shall deliver to Seller at the Closing, for payment to the Israeli VAT authority, an amount equal to the applicable amount of Israeli VAT against receipt by Buyer of a valid Israeli VAT invoice from Seller. The party required by law to file a Tax Return with respect to such Israeli VAT or transfer Taxes shall do so within the time period prescribed by law. By signing this Agreement, Seller consents and undertakes to report the transactions hereunder pursuant to Section 20 of the Israeli VAT Law, 1975 and to execute all forms and documents and take any action that may be required by the Israeli VAT authority in connection therewith, all provided that the Seller is provided, by the end of the business day immediately prior to the Closing Date, with confirmation from the Israeli VAT authority that the VAT may be paid under such Section 20. The parties will further use commercially reasonable efforts to cooperate with each other to obtain any available reduction or exemption from such VAT or other Taxes (including, by way of example, assistance with regard to production of any applicable resale certificate, resale purchase exemption certificate or other certificate or document of exemption required or appropriate to reduce or eliminate such VAT or other Taxes) or any available refund of such VAT or other Taxes. For the avoidance of doubt, obtaining any such reduction or exemption shall not be a condition to the Closing.

      3.5 WITHHOLDING TAX. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under any applicable law, including the Israeli Tax Ordinance, unless Buyer received from Seller a certificate or ruling from the ITA providing for an exemption or other reduction from such withholding or deduction which can clearly be relied upon by Buyer and which is presented at least seven days prior to the time that the applicable payment of consideration is due to be made. The certificate delivered by Seller and attached hereto as SCHEDULE 3.5 constitutes such a certificate. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller and Buyer shall provide to Seller reasonably requested documentation evidencing such deduction or withholding. The parties will use commercially reasonable efforts to cooperate with each other to obtain any available reduction or exemption from such withholding Tax or any available refund of such withholding Tax.

4.    CLOSING

      4.1 CLOSING. Unless this Agreement is earlier terminated pursuant to
Section 11.1, the closing of the transactions contemplated hereby (the "CLOSING") will be deemed to take place at the close of business on the third
(3rd) business day immediately following the satisfaction or waiver (by the applicable party) of the conditions set forth in Section 4.2, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, but no earlier than January 27, 2010, at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan 52506, Israel, unless another place or time is agreed to in writing by the parties hereto. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE".

      4.2 CONDITIONS TO CLOSING.

            4.2.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to this Agreement to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                   4.2.1.1 NO LITIGATION OR INJUNCTION. No action, suit, or proceeding shall be pending before any court, arbitrator or Governmental Entity having jurisdiction over the parties wherein it is reasonably likely that an unfavorable judgment or ruling shall be issued, which judgment or ruling shall declare unlawful this Agreement or the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Business; and no temporary restraining order, preliminary or permanent injunction, judgment or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the performance of this Agreement or the consummation of the transactions contemplated hereby shall be in force.

                   4.2.1.2 GOVERNMENTAL AUTHORIZATIONS. All governmental and regulatory filings and Governmental Authorizations necessary to consummate the transactions contemplated hereunder, including the approval of the OCS, but excluding the MoC Permit (as defined below), the approval of the Investment Center, the approval of the ITA to the transfer of Seller's Existing Funds for the benefit of the Transferred Employees and any other immaterial Governmental Authorizations the absence of which, individually and in the aggregate, would not adversely affect the ability of Seller to sell, transfer and assign to Buyer all right, title and interest in and to the Purchased Assets and the Assumed Liabilities, free and clear of any Liens, or the ability of Buyer to operate the Business as currently conducted and as currently contemplated by Buyer to be conducted, shall have been duly obtained and shall be in full force and effect on the Closing Date.

            4.2.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived exclusively by Seller in writing pursuant to which Seller expressly agrees to consummate the transactions contemplated hereby without fulfillment of such condition:

                   4.2.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Buyer contained in
                            Section 6 that are qualified by "material" or similar qualifications shall be true and correct in all respects, and the representations and warranties of Buyer contained in Section 6 that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, as though such warranties and representations were made at and as of such date and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except to the extent expressly made as of an earlier date, in which case as of such date).

                   4.2.2.2 AGREEMENTS AND COVENANTS. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

                   4.2.2.3 DELIVERABLES. Parent and Buyer shall have taken all of the actions and delivered to Seller, or to any third party on its behalf, all of the documents required to be so taken and delivered pursuant to
                            Section 4.3.2 below.

            4.2.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived exclusively by Buyer in writing pursuant to which Buyer expressly agrees to consummate the transactions contemplated hereby without fulfillment of such condition exclusively by Seller:

                   4.2.3.1 REPRESENTATIONS AND WARRANTIES. (i) The Fundamental Representations (as defined below) shall be true and correct in all material respects (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or "Seller Material Adverse Effect") and (ii) the representations and warranties of Seller contained in Section 5 other than the Fundamental Representations (as such representations and warranties would read, solely for purpose of this clause (ii), without any qualification as to materiality, Seller Material Adverse Effect or similar qualification included therein), shall be true and correct in all respects, in each case in
                            (i) and (ii) above on and as of the Closing Date, as though such representations and warranties were made at and as of such date and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to clause (ii), to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

                   4.2.3.2 AGREEMENTS AND COVENANTS. Seller shall have performed and complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

                   4.2.3.3 REQUIRED CONSENTS. All of the Required Consents shall have been duly obtained and delivered to Buyer and shall be in full force and effect on the Closing Date.

                   4.2.3.4 RELEASES OF LIENS. Duly executed irrevocable written consents and a UCC-3 termination statement for the releases of any and all Liens indicated on Schedule
                            5.8.1 hereto, in forms reasonably acceptable to Buyer, shall have been obtained and original copies thereof shall have been delivered to Buyer.

                   4.2.3.5 PRIVILEGED ENTERPRISE STATUS. Seller shall have filed an application for a ruling with the ITA in order to obtain a Privileged Enterprise Status (year of choice: 2008) under the Israeli Law for the Encouragement of Capital Investment, 5719-1959 for Seller and for the ITA's approval to the transfer to Buyer of any and all rights of Seller in such Privileged Enterprise Status (the "ITA APPROVAL"); it being understood that filing the application (and not the ITA Approval) is a closing condition.

                   4.2.3.6 DELIVERABLES. Seller shall have taken all of the actions and delivered to Buyer all of the documents required to be so taken and delivered pursuant to
                            Section 4.3.1 (other than such deliverables set forth in Section 4.3.1.2(b)).

      4.3 DELIVERIES AND TRANSACTIONS AT CLOSING. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

            4.3.1 DELIVERIES AND ACTIONS BY SELLER. Seller shall deliver to
      Buyer:

                  4.3.1.1 possession of the Purchased Assets;

                  4.3.1.2 (a) all Required Consents and (b) such other consents, if any, obtained prior to the Closing Date to assign Contracts that are not included in the list of Required Consents;

                  4.3.1.3 the following documents and instruments, all duly
                        executed by Seller:

                        (a) an assignment deed of the Intellectual Property Rights in the form of EXHIBIT 4.3.1.3(A);

                        (b) a Bill of Sale and Assignment and Assumption Agreement in the form of EXHIBIT 4.3.1.3(B) (the "ASSIGNMENT AGREEMENT");

                        (c)   [RESERVED];

                        (d) the Sublease Agreement between Seller and Buyer, in the form of EXHIBIT 4.3.1.3(D) attached hereto, duly executed by Seller;

                        (e) a Transition Services Agreement between Seller and Buyer, in the form of EXHIBIT 4.3.1.3(E) hereto, duly executed by Seller;

                        (f)   [RESERVED];

                        (g) a Consulting Agreement between Seller and Buyer, in the form of EXHIBIT 4.3.1.3(G) hereto, duly executed by Seller;

                        (h) such other certificates, instruments and other documents as Buyer may reasonably request to effect the transactions contemplated hereby; and

                        (i) a Cross-License Agreement between Seller and Buyer, in the form of EXHIBIT 4.3.1.3(H) hereto (the "CROSS-LICENSE AGREEMENT"), duly executed by Seller.

                  4.3.1.4 a written certificate, executed by the Chief Executive
                        Officer and Chief Financial Officer of Seller confirming the satisfaction of the conditions set forth in Section 4.2.3.1, 4.2.3.2 and 4.2.3.5; and

            4.3.2 DELIVERIES AND ACTIONS BY BUYER. Buyer shall deliver to
      Seller:

                  4.3.2.1 The Initial Payment by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller prior to the Closing Date;

                  4.3.2.2 a written certificate, executed by a Director or an
                        Officer of Buyer and Parent confirming the satisfaction of the conditions set forth in Section 4.2.2.1 and 4.2.2.2;

                  4.3.2.3 An undertaking to the OCS with respect to the
                        observance by Buyer, as the acquirer of the Purchased Assets, of the requirements of the Israeli Encouragement of Industrial Research and Development Law, 5744-1984;

                  4.3.2.4 the Assignment Agreement, duly executed by Buyer;

                  4.3.2.5 the Sublease Agreement between Seller and Buyer, in the form of EXHIBIT 4.3.1.3(D) attached hereto, duly executed by Buyer;

                  4.3.2.6 a Transition Services Agreement between Seller and
                        Buyer, in the form of EXHIBIT 4.3.1.3(E) hereto, duly executed by Buyer;

                  4.3.2.7 a Consulting Agreement between Seller and Buyer, in the form of EXHIBIT 4.3.1.3(G) hereto, duly executed by Buyer;

                  4.3.2.8 a Cross-License Agreement between Seller and Buyer, in the form of EXHIBIT 4.3.1.3(H) hereto, duly executed by Buyer; and

                  4.3.2.9 such other certificates, instruments and other
                        documents as Seller may reasonably request to effect the transactions contemplated hereby.

5.    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer that, subject to the exceptions set forth in the disclosure schedule (the "SELLER DISCLOSURE SCHEDULE") delivered by Seller on the date hereof, the following statements are true and correct as of the date hereof and, except to the extent made as of an earlier date, as of the Closing Date:

      5.1 ORGANIZATION AND QUALIFICATION. Seller is a company duly incorporated and validly existing under the laws of the State of Israel. Seller has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted. Seller has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other than its own name.

      5.2 AUTHORITY; NO VIOLATION; DUE EXECUTION; ETC. The execution, delivery and performance by Seller of this Agreement and all such other agreements delivered pursuant hereto (collectively, the "TRANSACTION DOCUMENTS") to which Seller is a party, including the sale and transfer of all Purchased Assets, have been duly authorized by all requisite corporate action, and no vote of the shareholders of Seller or other corporate proceedings of Seller is or are necessary to approve and authorize the execution of this Agreement or any of the Transaction Documents or to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, a "SELLER CONFLICT") under (i) the Corporate Documents of Seller, (ii) any Legal Requirement or any order of any court or other Governmental Entity by which Seller or any of its material properties or assets is or are bound, or (iii) any provision of any indenture, mortgage, lease, Contract or other agreement or instrument, permit, concession, franchise or license to which Seller is a party or by which any of its properties or assets is or are bound, or result in the creation or imposition of any Lien upon any assets (tangible or intangible) of Seller; except in the case of clause (ii) or (iii), such Seller Conflict as would not have or reasonably be expected to result in a Seller Material Adverse Effect. Seller has the full corporate power and authority to enter into and perform the transactions contemplated by this Agreement and the Transaction Documents. This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general or by general principles of equity.

      5.3 CONSENTS. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby by Seller, or the assignment by Seller to Purchaser of the Purchased Assets (including the Contracts), except for the approval of the Investment Center, the approval of the OCS and such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which are set forth on SCHEDULE 5.3 (those consents that are indicated with an asterisk being referred to herein as the "REQUIRED CONSENTS").

      5.4 FINANCIAL STATEMENTS; REPORTS UNDER STOCK EXCHANGE RULES; NO UNDISCLOSED LIABILITIES.

            5.4.1 Seller has previously delivered to Buyer, accurate, true and complete copies of the following financial statements (collectively, the "FINANCIAL STATEMENTS"): (i) Seller's audited consolidated financial statements as of and for the year ended December 31, 2008 together with the report thereon of Seller's auditors, and (ii) Seller's unaudited financial statements as of and for the nine month period ended September 30, 2009. The Financial Statements (including the notes thereto) present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, all in accordance with U.S. GAAP (except as may be otherwise specified in the notes to such financial statements and except that unaudited financial statements may not contain all footnotes required by U.S. GAAP).

            5.4.2 Seller has timely filed (or submitted, as applicable) all forms, reports and documents required under the Exchange Act, the Israeli Securities Law, the rules of Nasdaq and the rules of the Tel Aviv Stock Exchange to be filed with the SEC, the Israeli Securities Authority, Nasdaq or the Tel Aviv Stock Exchange since January 1, 2008 (the "SELLER PUBLIC FILINGS"). Each of the Seller Public Filings complied in all material respects with all applicable requirements of the Exchange Act, the Israeli Securities Law, Nasdaq or the Tel Aviv Stock Exchange, as applicable, and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. None of the Seller Public Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            5.4.3 Except as set forth in the Financial Statements, Seller does not have any liabilities or other obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by U.S. GAAP to be recorded on a balance sheet of Seller on the date of this Agreement or disclosed in the related notes thereto, except (i) liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice and (ii) liabilities not exceeding $100,000 in the aggregate.

      5.5 NO CHANGES. Except as set forth in the Seller Public Filings, since December 31, 2008, there has not been, occurred or arisen any: (a) material transaction by Seller in relation to the Business which is not in the ordinary course of the Business; (b) destruction of, theft of, material damage to or loss of any material Purchased Assets; (c) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller with respect to the Business; (d) material increase in the salary or other compensation payable or to become payable to any of the Transferred Employees or consultants; (e) sale, lease, license or other disposition of any of the Purchased Assets, except in the ordinary course of business; (f) Lien (other than Permitted Liens or Liens for current Taxes not yet due and payable, if applicable) placed on any of the material Purchased Assets which remains in existence on the date hereof; (g) commencement of any lawsuit or proceeding against Seller; or (h) Seller Material Adverse Effect.

      5.6 TAX.

            5.6.1 There is no income of Seller that will be required under applicable Tax laws to be reported by Buyer for a Tax period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date. Seller (a) has duly and timely filed or shall duly and timely file all Tax Returns and reports required to be filed on or before the Closing Date by the laws of any jurisdiction to which it or any of the Purchased Assets is or has been subject, (b) has paid in full to the proper Governmental Entities all Taxes, interest, assessments, fees, and other governmental charges due on account of its assets, properties, income or operations, and (c) has withheld, collected and paid to the proper Governmental Entities all amounts that it has been required by law to withhold or collect.

            5.6.2 There are no Liens for Taxes on the Purchased Assets, other than Liens for current Taxes not yet due and payable, if applicable.

            5.6.3 Correct copies of all applications submitted by Seller to the Investment Center of the Ministry of Industry, Trade and Labor (the "INVESTMENT CENTER") since January 1 ,2004, for receipt of the Approved Enterprise status, and all material letters of approval, rulings and supplements thereto, granted by the Investment Center or the ITA in relation to the Business have been made available to Buyer.

            5.6.4 Seller has not undertaken since December 31, 2007 any transaction that has required or would require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting) (Temporary Provision), 2006, regarding reportable tax planning.

      5.7 RESTRICTIONS ON BUSINESS ACTIVITIES. (a) there is no non-competition, exclusivity or other similar agreement or commitment to which Seller is a party or subject to that has or would have the effect of prohibiting or impairing the operation of the Business, either prior to or after the Closing; and (b) Seller has not entered into any Contract containing a provision requiring best pricing, "most favored nation" clauses, or similar clauses.

      5.8 TITLE TO PROPERTIES.

            5.8.1 Seller has full right to sell, transfer and assign all of the Purchased Assets to Buyer, and has marketable and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets (excluding, for the purpose of the cross reference in clause (B) of Section 10.2.1 to this Section 5.8.1, Business Intellectual Property Rights), free and clear of any Liens, except for:
      (i) Liens imposed by applicable law, such as suppliers' construction and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (ii) with respect to leasehold interests, liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee (collectively, "PERMITTED LIENS"); (iii) Liens for current Taxes not yet due and payable, if applicable; and (iv) as set forth in SCHEDULE 5.8.1; and, subject to
      Section 2.2, Seller will, at the Closing, sell, transfer and assign to Buyer valid title to all of such Purchased Assets, free and clear of any Liens, except for Permitted Liens.

            5.8.2 Except as set forth in SCHEDULE 5.8.1, the Purchased Assets (excluding, for the purpose of the cross reference in clause (B) of Section 10.2.1 to this Section 5.8.2, Business Intellectual Property Rights), collectively, comprise all of the assets, rights and services necessary for the operation of the Business as currently conducted by Seller and will enable Buyer to operate such business after the Closing in substantially the same manner as operated by Seller prior to the Closing, in each case, together with the Specified Employees. All material machinery, equipment and other tangible assets included in the Purchased Assets are in good and sufficient operating condition and in a state of reasonable maintenance and repair for the continued conduct of the Business on a basis consistent with past practice, ordinary wear and tear excepted.

            5.8.3 Seller does not own any real property.

            5.8.4 Seller has delivered to Buyer a true and complete copy of each Lease document. Except as set forth in SCHEDULE 5.8.4, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general or by general principles of equity; (ii) the assignment of the Lease to Buyer pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) in the past two years, Seller's possession and quiet enjoyment of the real property under such Lease has not been disturbed, and to Seller's Knowledge, there are no disputes with respect to such Lease; (iv) neither Seller nor, to Seller's Knowledge, any other party to the Lease is in default of any payments under such Lease or any other material breach or default under such Lease, and, to Seller's Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) Seller does not, and will not in the future, owe any brokerage commissions or finder's fees with respect to such Lease; (vii) the other party to such Lease is not an affiliate of Seller; (viii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the leased real property subject to such Lease or any portion thereof; (ix) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (x) there are no Liens on the estate or interest created by such Lease.

      5.9 INTELLECTUAL PROPERTY.

            5.9.1 SCHEDULE 2.1.7 lists all Business Intellectual Property Rights that are the subject of a registration or application with any Governmental Entity, specifying whether such Business Intellectual Property Rights are owned, controlled, used or held by Seller and indicating, where applicable, the jurisdictions in which each such Business Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed. All material Business Intellectual Property Rights set forth in SCHEDULE
      2.1.7 have been properly registered, all pending registrations and applications have been properly made and filed and all maintenance, renewal and other fees relating thereto are current, as applicable. All such registrations, filings and issuances remain in full force and effect, and all fees and other charges with respect thereto are current, and have been paid, and none are due or owing.

            5.9.2 Seller owns all right, title and interest to all Business Intellectual Property Rights, free and clear of any Liens. Each item of Business Intellectual Property Rights is valid and subsisting. Except as set forth in SCHEDULE 5.8.4, the Business Intellectual Property Rights set forth on SCHEDULE 2.1.7, together with all Intellectual Property Rights licensed to Seller pursuant to Contracts set forth on SCHEDULE 2.1.5 or pursuant to the Cross-License Agreement or the Licensed Marks, comprise all the Intellectual Property Rights that are required in the operation of the Business as it is currently conducted. Seller has taken all reasonably necessary actions to maintain and protect the Business Intellectual Property Rights and will continue to maintain and protect such Business Intellectual Property Rights prior to the Closing so as to not adversely affect the validity or enforceability thereof.

            5.9.3 The operation of the Business (and, to the extent that any such operation uses Intellectual Property Rights of third parties under licenses granted to Seller, to the Knowledge of Seller) has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any third party and will not infringe, misappropriate, dilute or otherwise violate such Intellectual Property Rights when conducted by Buyer in substantially the same manner following the Closing.

            5.9.4 No claims have been asserted or are pending or, to the Knowledge of Seller, are threatened by any third party (i) to the effect that the manufacture, development, sale, licensing or use of any product incorporating any of the Business Intellectual Property Rights or the operation of the Business does or may infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of a third party, (ii) challenging the ownership by Seller, validity or effectiveness, of any of the Business Intellectual Property Rights, or (iii) alleging unfair competition or trade practices under the laws of any jurisdiction, and, to the Knowledge of Seller, there is no basis for the same.

            5.9.5 No Business Intellectual Property Rights are subject to any outstanding decree, order, judgment, injunction, stipulation or determination of an arbitrator or court or other competent Governmental Authority in which Seller conducts the Business or, to the Knowledge of Seller, anywhere else in the world adversely affecting the rights of Seller in such Business Intellectual Property Rights or restricting in any manner the licensing thereof by Seller.

            5.9.6 To the Knowledge of Seller, there has not been any unauthorized use, infringement, dilution, misappropriation or other violation of any of Business Intellectual Property Rights by any third party, including any employee or independent contractor, consultant or former employee or former independent contractor or consultant of Seller. Seller has not provided notice to any person that such person is infringing, diluting, misappropriating or otherwise violating any Business Intellectual Property Rights.

            5.9.7 Seller has not transferred ownership of, or granted any license of or authorized the retention of any exclusive rights to use or joint ownership of, any Business Intellectual Property Rights to any third party, and there are no outstanding options or agreements of any kind relating to the same. Seller has not permitted any of the material Business Intellectual Property Rights to lapse or enter the public domain. Seller is not obligated to pay any royalties or other payments to third parties with respect to its ownership, marketing, sale, distribution, manufacture, license or use of any Business Intellectual Property Rights.

            5.9.8 Except as set forth in SCHEDULE 5.9.8, Seller has not requested from, made any application to, nor received any benefits from, the OCS for receipt of research and development funding in accordance with the Law for the Encouragement of Industrial Research and Development, 5744-1984, and SCHEDULE 5.9.8 lists all items of the Business Intellectual Property Rights as of the date hereof which were developed with (x) funding, facilities or resources provided by any Governmental Entity or quasi-Governmental Entity, or (y) funding, facilities or resources provided by a university, college, educational institution, research center, foundation or similar institution (collectively, an "INSTITUTION"). Except as set forth in SCHEDULE 5.9.8, (i) all such Business Intellectual Property Rights are freely transferable, conveyable and assignable by Seller to Buyer and, to the Knowledge of Seller, any other entity located in any jurisdiction in the world, (ii) to the Knowledge of Seller, no restriction, constraint, control, supervision or limitation whatsoever has been imposed by any Governmental Entity, quasi-Governmental Entity or Institution on the place, method and scope of exploitation of any such Business Intellectual Property Rights, including the operation of the Business as currently conducted and as proposed to be conducted, and (iii) no Governmental Entity, quasi-Governmental Entity or Institution listed in Schedule 5.9.8 has any claim or right in or to any such Business Intellectual Property Rights.

            5.9.9 Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization in a manner that requires Seller to grant or offer to any third party any license or right to Business Intellectual Property Rights, whether upon demand by such third party or otherwise.

            5.9.10 Seller has not disclosed or provided access to any third party (or is required to do so), including by way of escrow, to any source code of, or any material proprietary information or algorithm contained in or relating to, any software source code, of any Business Intellectual Property Rights other than pursuant to a valid confidentiality or non-disclosure agreement. All software contained in any Business Intellectual Property Rights operates substantially in compliance with its applicable documentation and without any material defects, and there are no viruses, worms, Trojan horses or similar disabling codes or programs in the same that have been inserted by Seller or, to its Knowledge, are contained therein. Seller has a complete copy of the source and object code of all such software.

            5.9.11 Each former and current employee, officer, contractor and consultant of Seller working or who has worked with the Purchased Assets has executed an employment agreement or other written agreement which covers items relating to confidentiality, non-competition, and ownership of and assignment to Seller of the Business Intellectual Property Rights and other Seller's confidential information, substantially in the form of
      SCHEDULE 5.9.11. To the Knowledge of Seller, no employee, officer, contractor or consultant of Seller is in violation of any term of such agreements as far as they relate to items relating to confidentiality, non-competition, and intellectual property ownership and assignment.

            5.9.12 All written documentation, specifications and other technical data useful for the development, manufacture, distribution or sale of the Purchased Assets which are in Seller's possession or control will be delivered to Buyer as part of the Purchased Assets and such documentation, specifications and data will enable Buyer to operate the Business after the Closing in substantially the same manner as operated by Seller prior to the Closing.

            5.9.13 Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer of any contracts or agreements related to the Business contemplated hereunder, will result in
      (i) Buyer or any of its Subsidiaries granting to any third party any Intellectual Property Rights (or any rights therein), owned by, or licensed to, any of them, (ii) Buyer or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, (iii) Buyer or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, or
      (iv) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other Business proprietary information or technology; PROVIDED that the foregoing shall not apply to any obligations or granting of rights provided under any Contract constituting a Purchased Asset.

            5.9.14 SCHEDULE 5.9.14 contains a complete and accurate list of all software that is distributed as "open source software" or under a similar licensing or distribution model (including the GNU General Public License and the Lesser General Public License) that is used in the development of, incorporated or embedded into, or distributed with the products of the Business. In no case does such use or incorporation of open source software give rise to any rights in any third parties, or obligations for Seller with respect to any products of the Business, including any obligation to disclose or distribute any source code, to license any Business Intellectual Property Rights for the purpose of making derivative works or to distribute any products of the Business or Business Intellectual Property Rights without charge.

      5.10 CONTRACTS.

            5.10.1 The Contracts identified in SCHEDULE 2.1.5 collectively constitute all of the material Contracts necessary to enable Buyer to conduct the Business in substantially the same manner in which the Business is currently being conducted, including all contracts related to Intellectual Property Rights related to the Business. Seller has delivered to Buyer true, complete and correct copies of each of the Contracts. None of such Contracts has been cancelled, modified or amended and all of such Contracts are in full force and effect in accordance with their respective terms.

            5.10.2 Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in SCHEDULE 5.10.2, Seller has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Contracts.

            5.10.3 Within the past 12 months, Seller has not received any material customer complaints, whether written or otherwise, concerning their services that have not been resolved. To Seller's Knowledge, none of the parties to any Contract intends to terminate or alter the provisions thereof by reason of the transactions contemplated by this Agreement or otherwise.

            5.10.4 Each Contract is in full force and effect and is not subject to any default thereunder of which Seller has knowledge by any party obligated to Seller pursuant thereto.

            5.10.5 To the Knowledge of Seller, no Person is renegotiating, or has a right pursuant to the terms of any Contract to renegotiate, any amount paid or payable to Seller under any Contract or any other material term or provision of any Contract.

            5.10.6 Seller has never been suspended or debarred from bidding on contracts or subcontracts to provide services to any Governmental Entity, or, to the Knowledge of Seller, has any suspension or debarment action been contemplated, threatened or commenced and Seller has never made a bid for a Government bid, all as it relates to the Business. Neither Seller nor, to its Knowledge, any of its directors, officers or employees have, with respect to the Business or the Purchased Assets, (i) used any funds to offer or provide any unlawful contributions, payments, gifts, gratuities or entertainment, (ii) made any unlawful expenditures relating to political activity to government officials or others, (iii) received notice of any payment identified in (i) or (ii) above, (iv) made or offered or solicited or accepted any contributions, payments, gifts, gratuities, entertainment or any other item or service or any value as a kickback, bribe or for any other reason in violation of the laws, regulations or requirements of any Governmental Entity, including the Foreign Corrupt Practices Act of 1977, as amended, the Truth in Negotiations Act of 1962, as amended, the Anti Kickback Act of 1986, as amended, or the Office of Federal Procurement Policy Act, as amended, or any FAR provision implementing such laws, or other similar United States or foreign law, nor (v) made any material false statement to any official of a Governmental Entity.

      5.11 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS.

            5.11.1 Seller has complied with and is in compliance in all material respects with all Legal Requirements, including export control laws. No claims have been filed against Seller alleging a violation of any Legal Requirements that has or may reasonably be expected to have an adverse effect on the Business, the Purchased Assets or the Assumed Liabilities, and Seller has not received notice of any such violations.

            5.11.2 SCHEDULE 5.11.2 identifies each material Governmental Authorization held by Seller in connection with the Business, and Seller has delivered to Buyer accurate and complete copies of all Governmental Authorizations identified in SCHEDULE 5.11.2, all of which are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to lawfully conduct the Business as currently conducted. Seller is, and has conducted the Business and the ownership of its assets and properties, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in SCHEDULE 5.11.2. No loss or expiration of any such Governmental Authorization is pending or, to Seller's Knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. Seller has not received any notice or other communication from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or
      (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, nor is any basis known to Seller for any such violation, revocation, withdrawal, suspension, cancellation, termination or modification.

      5.12 LITIGATION. There are no claims, actions, suits, proceedings, disputes or investigations pending or, to the Knowledge of Seller, threatened, before any Governmental Entity, brought by or against Seller or any of its officers, directors, employees, independent contractors or agents involving the Business or the Purchased Assets, nor is any basis known to Seller for any such action, suit, proceeding or investigation. Neither the Business nor the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, domestic or foreign, that adversely affects the Business or the Purchased Assets. There is no action pending or, to the Knowledge of Seller, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Seller's ability to consummate, the transactions contemplated by this Agreement.

      5.13 INSURANCE. Set forth on SCHEDULE 5.13 is a list of all of Seller's insurance policies covering the assets, business, equipment, properties, operations and employees or independent contractors of the Business (other than D&O insurance). Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All of such insurance policies are in full force and effect, and in the past two years Seller has not been (i) in default with respect to its obligations under any such insurance policies or (ii) denied such insurance coverage. Seller has no self-insurance or co-insurance programs.

      5.14 ENVIRONMENTAL MATTERS. Seller has complied and is in compliance in all material respects with all applicable Environmental Laws related to the Business, which compliance includes the possession by Seller of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. In connection with the conduct of the Business and any Purchased Asset, Seller represents and warrants that no action, proceeding, revocation proceeding, amendment, procedure, writ, injunction or claim is pending, or to Seller's Knowledge, threatened, concerning any such Environmental Laws, Hazardous Substance or any activity of Seller related to Hazardous Substance. Seller is not aware of any fact or circumstance which could involve Seller in any environmental litigation or impose upon Seller any environmental liability.

      5.15 EMPLOYEE MATTERS.

            5.15.1. SCHEDULE 5.15.1(A) contains a list of the name and position of certain employees of Seller (the "SPECIFIED EMPLOYEES"), along with, for each Specified Employee, (i) his or her position, date of hire, salary, estimated or target annual or monthly incentive compensation of each such person (if any), monthly vacation, sick, recuperation and other paid time-off allowance, and other social benefits payable or which Seller is bound to provide (whether now or in the future) to such Specified Employee, (ii) such Specified Employee's classification for purposes of
      Section 14 of the Severance Pay Law, 5723-1963 and (iii) Seller's classification of such Specified Employee for purposes of the Hours of Work and Rest Law, 5711-1951 (collectively, "BENEFITS"). SCHEDULE 5.15.1(B) identifies each Specified Employee who is entitled to a termination notice of more than thirty (30) days. Each Specified Employee has entered into confidentiality and assignment of inventions agreement.

            5.15.2. SCHEDULE 5.15.2 contains a list of all independent contractors currently engaged by Seller in connection with the Business, along with the position, date of retention and rate of remuneration and any other forms of compensation payable to each such person or entity. Each such independent contractor has entered into confidentiality and assignment of inventions agreement with Seller. Seller believes that all individuals who are or were performing consulting or other services for the Business are or were correctly classified by Seller as either "independent contractors" or "employees", as the case may be.

            5.15.3. Seller is in compliance in all material respects with all applicable Legal Requirements (including any national, industry or company collective agreement, order or award) and agreements relating (i) to the employment of the Specified Employees, including with respect to matters relating to pension, social security, employment practices, terms and conditions of employment, wages and hours, overtime payments and workplace safety, and (ii) to the proper withholding and remission to the proper tax authorities or to the proper withholding or contribution and remission to the proper pension or provident, life insurance, disability insurance, continuing education or other similar funds of all sums required to be withheld, contributed or remitted, legally or contractually in respect of the Specified Employees. Without limitation of the generality of the foregoing, Seller has paid in full to the Specified Employees (or has fully contributed to funds managed on their behalf) all remuneration, Benefits and other compensation due and payable to such employees other than routine deductions or withholdings to be timely made in the normal course of business and consistent with past practice. Except as disclosed in SCHEDULE 5.15.3, all contributions to the Seller Existing Funds have been made in full as required by applicable law or contract.

            5.15.4. Seller is not a member in any employers' organization, and no claim or request has been made of Seller by any employers' organization. Seller is not a party to, or bound by, any collective bargaining agreement or arrangement or union contract or extension order (excluding such extension orders that may apply to all employers or employees in Israel in general) and no such collective bargaining agreement is being negotiated by Seller. No labor union or other representative organization has otherwise been certified or recognized as the collective bargaining representative of any employees of Seller or has applied to represent such employees or, to Seller's Knowledge, is attempting to represent such employees.

            5.15.5. There are no legal proceedings pending or, to the Knowledge of Seller, threatened against Seller before any tribunal with respect to any labor or employment-related dispute.

            5.15.6. Except as contemplated by this Agreement, no Specified Employee has notified or, to the Knowledge of Seller, intends to notify Seller that such individual intends to terminate his or her employment or engagement with Seller.

            5.15.7. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) by Seller to any Specified Employee in his or her capacity as an employee (whether or not under any benefit plan), or increase the benefits payable under any benefit plan, or result in any acceleration of the time of payment or vesting of any such benefits in respect of any Specified Employee.

            5.15.8. All Specified Employees of Seller and its Affiliates have entered into employment or consulting agreements, as applicable, with Seller or any such Affiliate, and copies thereof have been provided to Buyer.

      5.16 BROKERS AND FINDERS. No third party is entitled to receive from Seller, and Seller has no liability to pay, any brokerage commission, finders' fees or similar consideration in connection with the Purchased Assets, the execution of this Agreement or the transactions contemplated by this Agreement based on any arrangement or agreement made by Seller.

      5.17 RELATED PARTY TRANSACTIONS. Except as is expressly contemplated by this Agreement or by virtue of employment agreements with Specified Employees in and by themselves, to Seller's Knowledge: (a) no Related Party has any direct or indirect interest in any Purchased Assets used in or otherwise relating to the Business; (b) no Related Party is indebted to Seller in connection with the Business; (c) no Related Party has entered into any material contract, transaction or business dealing related to the Business; and (d) no Related Party is competing with the Business. For purposes of this Section 5.17 each of the following shall be deemed to be a "RELATED PARTY": (i) each Person that, directly or indirectly, has an equity interest of more than 5% in Seller or, to its Knowledge, more than 2.5%; (ii) each individual who is an officer or director of Seller; (iii) each Family Member of each of the individuals referred to in clauses (i) and (ii) above.

      5.18 CUSTOMERS AND SUPPLIERS. SCHEDULE 5.18 sets forth a complete and correct list of (a) all customers whose purchases exceeded 5.0% of the aggregate net sales of the Business during the nine month period ended September 30, 2009; and (b) the five top suppliers, by Dollar volume, of the Business during the nine month period ended September 30, 2009. None of such customers and suppliers has terminated or changed or, to the Knowledge of Seller, intends to terminate or change, its relationship with the Business in any material respect.

      5.19 PRODUCT DEFECTS; PRODUCT WARRANTIES. (a) Each product manufactured, sold, leased, licensed or delivered, or service provided, by Seller has been in material conformity with all applicable contractual commitments and all warranties and (b) Seller has no material liability (and there is no pending or, to Seller's Knowledge, threatened claim against them that would give rise to any liability) for replacement or repair thereof or other damages in connection therewith. Seller does not have any liability (and, to Seller's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against them giving rise to such liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any products manufactured, licensed, sold, leased, or delivered by Seller.

      5.20 SOLVENCY. Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated hereunder. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities and obligations of Seller exceeds the present fair saleable value of Seller's assets.

      5.21 SUBSIDIARIES. Except as set forth on SCHEDULE 5.21, Seller does not
(i) control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association, or (ii) own or have any right to acquire, directly or indirectly, any outstanding capital stock of, partnership interest, joint venture interest, equity participation or other security or interest in, any Person. None of the Persons set forth on SCHEDULE 5.21 holds any assets, has any liabilities nor conducts any operations.

      5.22 GRANTS, INCENTIVES AND SUBSIDIES. SCHEDULE 5.22 sets forth a complete and accurate list of all pending and outstanding grants, incentives, exemptions and subsidies from any Israeli Governmental Entity other than the Investment Center ("ISRAELI GRANTS") granted to Seller or any of its Affiliates in connection with the Business or the Purchased Assets. Seller has made available to Buyer, prior to the date hereof, correct copies of all applications for Israeli Grants related to the Business or the Purchased Assets submitted by or on behalf of Seller and of all letters of approval, and supplements thereto, granted in connection therewith. Each of Seller and any applicable Affiliate is in compliance in all material respects with the terms and conditions of all the Israeli Grants and has duly fulfilled all the undertakings required thereby in all material respects. Without limiting the generality of the foregoing,
SCHEDULE 5.22 includes the aggregate amounts of each Israeli Grant, and the aggregate outstanding financial obligations thereunder of Seller with respect to royalties or other payments (including rate), or the outstanding amounts to be paid by the OCS to Seller and the composition of such obligations or amount by the product or product family that it relates to. To Seller's Knowledge, no event or other set of circumstances has occurred which might lead to the revocation or material modification of any of the Israeli Grants.

      5.23 DISCLOSURE. Neither this Agreement nor any certificates made or delivered in connection herewith by Seller contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made by Seller herein or therein, in light of the circumstances under which they were made, not misleading. Seller acknowledges and agrees that neither Parent nor Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6 hereof.

6.    REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

      Each of Parent and Buyer, severally and jointly, hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof and as of the Closing Date:

      6.1 ORGANIZATION AND QUALIFICATION. Parent is a company duly incorporated and validly existing and in good standing under the laws of the Federal Republic of Germany. Buyer is a company duly incorporated and validly existing under the laws of the State of Israel. Each of Parent and Buyer has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. Buyer is a wholly owned indirect subsidiary of Parent and an Affiliate of WH. Parent is a wholly owned subsidiary of WH and holds, directly or through its subsidiaries, substantially all of the assets purchased pursuant to the Lantiq APA. On November 6, 2009, WH and Infineon consummated the acquisition and the other transactions contemplated under the Lantiq APA.

      6.2 AUTHORITY; NO VIOLATION; DUE EXECUTION; ETC. The execution, delivery and performance by Parent and Buyer of the Transaction Documents to which they are a party have been duly authorized by all requisite corporate action. The execution, delivery and performance by Parent and Buyer of this Agreement and the Transaction Documents to which they are a party and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby do not and will not violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, a "BUYER CONFLICT") under (i) the Corporate Documents of Parent or Buyer, (ii) any Legal Requirement and any order of any court or other Governmental Entity by which Parent or Buyer or any of their properties or assets is or are bound, or (iii) any provision of any indenture, mortgage, lease or other material agreement or instrument, permit, concession, franchise or license to which Parent or Buyer is a party or by which any of its material properties or assets is or are bound, or result in the creation or imposition of any Lien upon any material assets (tangible or intangible) of Parent or Buyer. This Agreement constitutes the legal, valid and binding obligation of Parent and Buyer, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general or by general principles of equity.

      6.3 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Buyer Conflict) is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the Required Consents.

      6.4 AVAILABLE FUNDS. Buyer has access to and at Closing will have sufficient funds in its possession to permit Buyer to acquire and pay for the Purchased Assets and Assumed Liabilities and to perform its obligations under this Agreement.

      6.5 BROKERS AND FINDERS. No third party is entitled to receive from Parent or Buyer any commission, fees or similar consideration in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

      6.6 LITIGATION. There is no action pending or, to the Knowledge of Parent or Buyer, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect their ability to consummate, the transactions contemplated by this Agreement.

      6.7 EXPERIENCE. Parent and Buyer acknowledge that they have made their own assessment of the present condition and the future prospects of the Business and are sufficiently experienced to make an informed judgment with respect thereto. Without derogating from Seller's representations and warranties set forth in
Section 5 herein, Parent and Buyer further acknowledge that neither Seller nor any Affiliate thereof has made any warranty, express or implied, as to the future prospects of the Business or its profitability.

      6.8 DISCLOSURE. Neither this Agreement nor any certificates made or delivered in connection herewith by Parent or Buyer contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made by Parent or Buyer therein, in light of the circumstances under which they were made, not misleading. Parent and Buyer acknowledge and agree that Seller does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 5 hereof.

7.    CONDUCT PRIOR TO CLOSING.

      7.1 ORDINARY COURSE OF SELLER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 11.1.1 hereof and the Closing (the "PRE-CLOSING PERIOD"), other than (i) as contemplated hereunder, (ii) as required by applicable law,
(iii) as set forth in SCHEDULE 7.1, or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld):

            7.1.1 Seller shall conduct the Business in the usual, regular and ordinary course and in substantially the same manner as the Business has been conducted prior to the date of this Agreement;

            7.1.2 Seller shall comply with all material legal requirements and contractual liabilities applicable to the operation of the Business and pay all applicable Taxes as and when due and payable;

            7.1.3 Seller shall use reasonable commercial efforts to keep available the service of the Specified Employees and to preserve intact its current business organization and maintain its relations with all suppliers, customers, landlords, creditors, and other Persons having business relationships with Seller, all to the extent related to the Business;

            7.1.4 Seller shall not make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Assets or any part thereof, except transactions pursuant to the existing Contracts or sales in the ordinary course of business consistent with past practice to unaffiliated third Persons on an arm's length basis;

            7.1.5 Seller shall not enter into any material new customer, supplier, lease, reseller or distributor agreement other than in the ordinary course of business consistent with past practice;

            7.1.6 Seller shall not grant any license to any Business Intellectual Property Rights, other than non-exclusive licenses granted to customers in the ordinary course of business;

            7.1.7 Seller shall not subject any of the Purchased Assets, or any part thereof, to any Lien or suffer such to exist other than Permitted Liens (or Liens for current Taxes not yet due and payable, if applicable) as may arise in the ordinary course of business consistent with past practice or by operation of law;

            7.1.8 In connection with the Specified Employees, Seller shall not enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any increase or other change in the compensation payable or to become payable (including bonuses), except in accordance with pre-existing contractual provisions or in the ordinary course of business in accordance with past practices of Seller or by operation of law;

            7.1.9 Notwithstanding Section 7.1.8, Seller shall not hire any new employee or consultant to serve in the Business or, except as required under this Agreement, terminate any Specified Employee or Business' consultant;

            7.1.10 Seller shall not take any other action that would cause a material breach of any of the representations, warranties or covenants made by Seller in this Agreement (other than due to the passage of time);

            7.1.11 Seller will not solicit or enter into any Acquisition Transaction;

            7.1.12 Seller shall not waive, cancel, compromise or release any rights or claims of material value, whether or not in the ordinary course of business, that are Purchased Assets and shall not institute or settle any claim or lawsuit related to the Business for an amount involving in excess of $20,000 in the aggregate or involving equitable or injunctive relief;

            7.1.13 Seller shall not enter into, amend or terminate any material contract or any transaction with any Related Party with respect to the Purchased Assets, or into any other material transaction, materially change any business practice or make any capital expenditures, in each case having affect on the Purchased Assets and other than in the ordinary course of business;

            7.1.14 Seller shall not grant any performance guarantee to any customers of the Business other than in the ordinary course of business and consistent with past practices;

            7.1.15 Seller shall conduct the following cash management customs and practices of the Business in the ordinary course: maintenance of working capital balances and inventory levels, collection of Accounts Receivable, payment of Accounts Payable, accrued liabilities and other liabilities, pricing and credit policies and payment of employee-related liabilities including payroll and benefits;

            7.1.16 Seller shall not acquire any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock, or acquire any other material assets, which acquisition might have an adverse effect on the Business, the Purchased Assets or the Assumed Liabilities or on the ability of Seller to consummate the transactions contemplated by this Agreement;

            7.1.17 Seller shall not make or change any election, change an annual accounting period, adopt or change any accounting method (other than as required by GAAP), file any amended Tax Return, enter into any closing agreement, settlement or other agreement or arrangement with regard to Tax claims, returns, refunds or limitation periods, in each case to the extent such action is reasonably likely to have an adverse effect on the Business, the Purchased Assets or the Assumed Liabilities, on the allocation of the Purchase Price as set forth in this Agreement or on the ability of Seller to consummate the transactions contemplated by this Agreement;

            7.1.18 Seller shall confer on a regular and reasonable basis with representatives of Parent and Buyer to report on operational matters and the general status of ongoing operations of the Business;

            7.1.19 Seller shall not agree or commit to take any of the actions described in subsections 7.1.4 through 7.1.14 and 7.1.16 through 7.1.17 above.

      7.2 PROCEDURES FOR REQUESTING CONSENT. If Seller shall desire to take an action which requires the written consent of Buyer pursuant to Section 7.1 hereof, prior to taking such action, the individual designated by Seller and specified below shall request such written consent by providing written notice by electronic mail to the individual designated by Buyer and specified below, and Seller may not take such action until such consent in writing has been received from such following individual:

          Individual designated by Buyer:

          Stephan Pruecklmayer
          Telephone: +49 (89) 89899 7481
          Facsimile:  +49 89 234 955 6336
          Email: Stephan.Pruecklmayer@lantiq.com

          Individual designated by Seller:

          Yuval Ruhama
          Telephone: +972 (9) 960-5395
          Facsimile: +972 (9) 960-5733
          Email: YuvalR@mtlk.com

8.    ADDITIONAL AGREEMENTS

      8.1 CONFIDENTIALITY; ACCESS TO INFORMATION.

            8.1.1 The parties acknowledge that Seller and Golden Gate Capital Private Equity, Inc. have previously executed a letter agreement, dated as of August 17, 2009 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms until the Closing Date. At all times following the Closing Date, Seller shall, and shall use its reasonable best efforts to cause its Affiliates and its and their respective directors, officers, employees, agents and representatives to, (i) maintain in confidence all non-public, proprietary and confidential information, in any form whatsoever, concerning the Business, the Purchased Assets, the Business Intellectual Property Rights and the Intellectual Property Rights of third parties used in the Business (the "CONFIDENTIAL INFORMATION"); and (ii) not disclose to any third party, nor use, whether in whole or in part, any Confidential Information for any purpose (other than for and as authorized in writing by Buyer). Without derogating from Seller's obligation under
      Section 8.2 below, the obligation of non-disclosure and non-use imposed on Seller hereunder shall not apply to information that is or becomes generally known to the public through no wrongful act or breach of Seller or any of its Affiliates or such persons. Notwithstanding the foregoing, Seller shall not be prohibited from disclosing such Confidential Information to the extent required by a court order or applicable law, PROVIDED that, in either event, Seller shall use reasonable commercial efforts to first give prompt prior written notice to Buyer and shall use reasonable best efforts to (and cooperate with Buyer in seeking to) seal, redact or otherwise minimize such disclosure and to protect the confidentiality of any Confidential Information eventually disclosed. The foregoing undertaking shall apply, MUTATIS MUTANDIS, to Parent and Buyer solely with respect to confidential information of Seller that (i) is not Confidential Information or was set forth in the Seller Disclosure Schedule and (ii) was provided to Parent or Buyer prior to the date hereof or will be provided pursuant to this Agreement.

            8.1.2 Subject to the Confidentiality Agreement and applicable law, Seller shall afford, and shall cause its Affiliates and use reasonable best efforts to cause its and their respective Representatives to afford, to Parent and Buyer and to their respective officers, employees, accountants, counsel, financial and legal advisers and other representatives, full and complete access during normal business hours and on reasonable notice during the Pre-Closing Period to all its properties, books, contracts, commitments, assets, personnel, suppliers, customers and distributors, consultants, attorneys and accountants, records and other information concerning the Business, the Purchased Assets and Assumed Liabilities (provided that such access (i) shall not unreasonably interfere with the business or operations of Seller, and (ii) shall not cause Seller to disclose any information that would result in the disclosure of trade secrets of third parties, violate any of its obligations with respect to confidentiality or invalidate or terminate any legal privilege, in each case in clause (ii) hereof as determined by Seller in its reasonable judgment after receipt of advice from outside legal counsel). During such Pre-Closing Period and subject to the Confidentiality Agreement and applicable law, Seller shall furnish promptly to Buyer (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the Business as Buyer may reasonably request.

      8.2 NON-COMPETITION AND NON-SOLICITATION.

            8.2.1 Seller shall not, and shall cause its Subsidiaries not to, at all times from the Closing Date until the end of the Second Earnout Period, directly or indirectly through its Subsidiaries, without the prior written consent of Buyer:

                  8.2.1.1 enter into, participate or engage in the design,
            development, manufacture, production, marketing, support or sale of any product that is substantially similar to any product of the Business offered by Buyer, or competes, directly or indirectly, with the Business as currently conducted (the "SPECIFIED TECHNOLOGY");

                  8.2.1.2 own, manage, operate, finance, control, promote or participate in the ownership, management, operation, financing, business, control or promotion of, any person, firm, association, corporation, or other entity, anywhere in the world, engaged in design, development, manufacture, production, marketing, support or sale of any of the Specified Technology, except for any holding by Seller of no more than 2% of the issued and outstanding share capital of a publicly traded company otherwise prohibited by this
            Section 8.2.1.2;

                  8.2.1.3 knowingly solicit the services, hire or retain any person employed or engaged in the Business by Buyer or any of its Affiliates as employees or employee-consultants, or otherwise knowingly encourage or solicit any such persons to terminate their employment or engagement with Buyer or its Affiliates; or

                  8.2.1.4 without limiting the generality of the foregoing, file any patent application that may, in the reasonable opinion of counsel to Buyer, restrict the Business Intellectual Property Rights, or register or challenge any Business Intellectual Property Rights owned, used or otherwise licensed by Buyer or any of its Affiliates.

            8.2.2 Seller acknowledges that the consideration received by Seller under this Agreement is paid in consideration, in part, for the obligations and undertakings under this Section 8.2.2 and that the covenants of Seller in this Section 8.2 are reasonably necessary for the protection of Buyer's interests under this Agreement and to enable it to enjoy the full benefit of the Business, including the Purchased Assets, and are not unduly restrictive upon Seller.

            8.2.3 Buyer undertakes that at all times from the Closing Date until the end of the Second Earnout Period, it shall not, without the prior written consent of Seller, knowingly solicit the services, hire or retain any person then employed or engaged by Seller or its Affiliates as employees or employee-consultants, or otherwise knowingly encourage or solicit any such persons to terminate their engagement with Seller.

      8.3 SELLER TRADEMARKS. For a period of six (6) months following the Closing Date, Buyer shall have the right, on a non-exclusive, non-transferable, royalty-free and worldwide basis, solely in connection with the operation of the Business, to manufacture, market, distribute and sell products and provide (and market) services bearing the name "Metalink" or any variations thereof and any other trademarks, service marks or other indicia of source owned by Seller (together, "LICENSED MARKS"). Such limited license is subject to (i) Buyer using the Licensed Marks in a manner substantially similar to the manner in which the same were used by Seller prior to the Closing Date, (ii) Buyer using the Licensed Marks in compliance with all applicable laws and regulations, and (iii) Buyer cooperating to avoid confusion or conflict arising out of Buyer's and Seller's (including any licensees of Seller) use of the Licensed Marks. The grant of rights hereunder to the Licensed Marks is made only to the extent of the rights actually held by Seller in such Licensed Marks and Seller makes no warranty, express or implied, and hereby disclaims all warranties, with respect thereto; PROVIDED that nothing in this sentence overrides or limits any of the representations and warranties made by Seller in Section 5.9.

      8.4 PUBLIC ANNOUNCEMENTS. (a) Seller shall not (nor shall it permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Buyer's prior written consent, and (b) Parent and Buyer shall not (and shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Seller's prior written consent. Notwithstanding the provisions of the preceding sentence, either party shall be permitted to issue any press release or make any public statement as is required by or (in its reasonable judgment) advisable in connection with any Legal Requirement, including, with respect to Seller, the SEC, Israeli Securities Authority, Nasdaq or Tel Aviv Stock Exchange rules, provided that it first consults with the other party as to the timing and substance thereof. Each of the parties acknowledges that certain of the proceedings required to obtain consents to or approvals of the transactions contemplated hereunder from Governmental Entities are public, and hereby consent to the filings and disclosures required during the Pre-Closing Period pursuant to this Agreement and in accordance with its terms, notwithstanding anything to the contrary in this Section 8.3 8.4.

      8.5 EXPENSES. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation, preparation, effectuation, execution, delivery or performance of this Agreement, any of the Transaction Documents, and the transactions contemplated hereby or thereby, shall be the obligation of the respective party incurring such fees and expenses.

      8.6 FILINGS AND CONSENTS.

            8.6.1 As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with or to give full effect to transactions contemplated by this Agreement; provided, however, that (i) Seller, with the reasonable assistance of Buyer where applicable, shall be responsible for making all filings with and obtaining all such consents from Governmental Entities pursuant to Legal Requirements applicable to Seller or its businesses or properties, and for obtaining all such consents (if any) required to be obtained from parties to Contracts by which Seller or its properties are bound, and (ii) Buyer, with the reasonable assistance of Seller where applicable, shall be responsible for making all filings with and obtaining all such consents from Governmental Entities pursuant to Legal Requirements applicable to Parent, Buyer or their business or properties; PROVIDED that neither Parent, Buyer nor any of their respective Affiliates shall be obligated to consent to any divestitures or operational limitations or requirements in connection therewith.

            8.6.2 Each party to this Agreement shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period. Each party shall promptly provide the other parties with copies of all filings made by the other party with any state, federal or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each party shall promptly inform the other party of any material communication between such party and any Governmental Entity regarding this Agreement or the transactions contemplated hereby.

            8.6.3 Without derogating from the generality of the foregoing:

                   8.6.3.1 Seller hereby undertakes, as promptly as practicable after the execution of this Agreement, to use commercially reasonable efforts, with the reasonable assistance of Buyer, to obtain as promptly as possible the final implementation approval of the Investment Center with respect to Seller's Approved Enterprises and the Investment Center's approval to the transfer to Buyer of any and all rights of Seller in such Approved Enterprises, it being understood that Buyer will bear the costs of Deloitte & Touche in connection therewith;

                   8.6.3.2 Seller hereby undertakes, as promptly as practicable after the execution of this Agreement, to use commercially reasonable efforts, with the reasonable assistance of Buyer, to obtain the ITA Approval, it being understood that (i) Seller shall not be required to make capital expenditures in connection therewith and (ii) Buyer will bear the costs of Deloitte & Touche, retained by the parties for this purpose, in connection therewith; and

                   8.6.3.3 Seller hereby undertakes to cooperate and assist Buyer to obtain as promptly as possible a permit of the Ministry of Communications, in the name of Buyer, to conduct the frequency experiments required by the Business ("MOC PERMIT"), including by way of execution of a waiver of Seller's MoC Permit.

      8.7 REASONABLE EFFORTS. During the Pre-Closing Period, (a) Seller shall use its reasonable efforts to cause the conditions set forth in Sections 4.2.1 and 4.2.2 to be satisfied on a timely basis (including the execution and delivery of all agreements contemplated thereunder to be so executed and delivered), and (b) Buyer shall use its reasonable efforts to cause the conditions set forth in Sections 4.2.1 and 4.2.3 to be satisfied on a timely basis (including the execution and delivery of all agreements contemplated thereunder to be so executed and delivered).

      8.8 NOTIFICATION OF CERTAIN MATTERS. During the Pre-Closing Period, Seller shall promptly notify Buyer, and Parent and Buyer shall promptly notify Seller, in writing of the discovery of any of the following:

            8.8.1 any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement;

            8.8.2 any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be seen as likely to cause or constitute, a material inaccuracy in or breach of any representation or warranty made (or to be made on the Closing
                  Date) by the relevant party in this Agreement;

            8.8.3 any breach of any material covenant or obligation of the relevant party; and

            8.8.4 any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
                  Section 4.2 impossible, unlikely or postponed.

      8.9 EXCESS PAYMENTS. The Parties recognize that the proceeds of certain Accounts Receivable not sold or transferred to Buyer hereunder ("EXCLUDED A/R") may be paid to Buyer, the proceeds of certain Acquired A/R may be paid to Seller, certain excluded Accounts Payable (not part of the Assumed Liabilities) ("EXCLUDED A/P") may be billed to and paid by Buyer and certain assumed Accounts Payable (as part of the Assumed Liabilities) ("ASSUMED A/P") may be billed to and paid by Seller (or an Affiliate thereof). Accordingly, the parties agree to cooperate and to take such actions, including payment as soon as administratively practicable, in cash to each other any such revenues and transfer such receipts, as are necessary to ensure that (i) the benefits relating to Excluded A/R are received by Seller, (ii) the benefits relating to Acquired A/R are received by Buyer, (iii) the liability represented by any Excluded A/P is borne by Seller and (iv) the liability represented by any Assumed A/P is borne by Buyer. Notwithstanding the foregoing, in no event may net amounts or receipts due to the other party be held in excess of thirty (30) days of the receipt of such revenues or receipts. Each party shall provide the other with a full, written accounting of any such revenues and receipts on a monthly basis, as soon as administratively practicable after the end of each calendar month.

      8.10 [RESERVED].

      8.11 CUT-OFF LIABILITIES. Buyer undertakes that, subject to Closing, it shall fund and be solely liable for the following obligations to the extent accrued from the Cut-Off Date through the Closing Date, (i) obligations to all Transferred Employees, including salary and social benefits, and to the contractors of GlobalLogic (Kiev contractors) (which costs, for the avoidance of doubt, shall not include the December 2009 Costs); (ii) obligations to all lessors under the Leases; (iii) such other expenses related to the conduct of the Business during such period, not to exceed $150,000; all of the foregoing in clauses (i) through (iii) not to exceed $750,000 in the aggregate; and (iv) such additional expenses related to the conduct of the Business approved in writing by Buyer (collectively, the "CUT-OFF LIABILITIES"); which Cut-Off Liabilities shall be paid by Buyer to Seller (unless, and to the extent that, until the Closing Date such amounts shall not have been already paid by Seller to the persons entitled thereto, in which case Buyer shall pay such amounts directly to the persons entitled thereto as they become due and payable) no later than three
(3) business days following the Closing Date pursuant to a statement setting forth Seller's calculation of the Cut-Off Liabilities (the "CUT-OFF STATEMENT") to be delivered to Buyer no later than two (2) business days prior to the Closing Date; it being understood that:

            8.11.1 Buyer may object to the Cut-Off Statement by delivering a written notice to that effect to Seller setting forth in reasonable detail the basis for such objection (the "CUT-OFF OBJECTION NOTICE") no later than 30 days following receipt of the Cut-Off Statement. At Buyer's request, Seller shall provide Buyer with all reasonably requested supporting documents related to such Cut-Off Statement.

            8.11.2 If Buyer fails to deliver such Cut-off Objection Notice within the said 30-day period, then the calculation by Seller of the Cut-Off Liabilities shall be deemed finally determined.

            8.11.3 However, if Buyer timely delivers such Cut-Off Objection
                  Notice, then, notwithstanding Section 12.6 hereof, the dispute regarding such amount shall be resolved in the same manner as set forth in Section 3.2.5 above, MUTATIS MUTANDIS (it being understood that Buyer shall pay the costs and expenses of the Firm, except that if the Firm's determination orders Seller to refund Buyer an amount that is equal to $25,000 or more, then Seller shall be liable for all of the Firm's reasonable expenses).

      8.12 CORPORATE EXISTENCE. Parent and Buyer acknowledge and agree that nothing herein shall be construed to mean that Seller has any obligation to continue its corporate existence or otherwise not to liquidate Seller following the Closing.

9.    EMPLOYEES

      9.1 Promptly following the date hereof, but no later than January 13, 2010, Buyer shall make, or cause an Israeli Affiliate to make, an offer of continued employment ('HAAVARA BERETZEF' in Hebrew), effective as of the Closing Date and contingent on the completion of the transaction contemplated hereunder, to each of the Specified Employees, in the form of EXHIBIT 9.1 hereto, to be fully countersigned by such employees (such form and any ancillary document thereto, including waivers, shall be hereinafter referred to as the "EMPLOYEE OFFER"). The Specified Employees who countersign the Employee Offer and are transferred to Buyer at Closing are hereinafter referred to as "TRANSFERRED EMPLOYEES". It is hereby understood that the Employee Offer shall generally be no less favorable in the aggregate than the terms of employment (including salary and social benefits) of the Specified Employees as with Seller, all as more fully set forth in the Employee Offer and SCHEDULE 9.1 hereto. Seller shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer's reasonable efforts to hire the Specified Employees, including allowing Representatives of Buyer reasonable access during normal business hours, upon reasonable advance notice and subject to pre-coordinating their arrival with Seller, to meet with such Specified Employees in connection with their proposed employment with Buyer and provide them with the Employee Offers. Seller and Buyer shall use commercially reasonable efforts to achieve an orderly transfer of the Transferred Employees to Buyer effective upon the Closing as contemplated by this Agreement. Prior to the Closing, Seller shall not take, and shall cause each of its Affiliates not to take, any action which would materially impede, hinder, interfere or otherwise compete with Buyer's efforts to hire any Specified Employees.

      9.2 Notwithstanding this Section 9, nothing herein shall be construed as to prevent Buyer from terminating the employment of any employee at any time after the Closing Date for any reason (or no reason), in accordance with applicable law and such employee's employment agreement with Buyer.

      9.3 (a) Seller hereby consents to the transfer at the Closing of each of the Transferred Employees to Buyer and each such employee shall become an employee of Buyer at the Closing, and (b) Seller hereby undertakes to transfer and assign to Buyer for the benefit of the Transferred Employees, (i) all education funds (keren hishtalmut), managers' insurance policies (bituach menahalim) and/or pension funds, severance pay funds and any other funds and
(ii) any accruals (prorated for partial month) for salary (including for the pay period in which the Closing occurs), accrued annual vacation, recuperation fees entitlement, in each case of clauses (i) and (ii) that have been reserved or contributed by Seller (whether required by applicable law, custom or agreement) with respect to any of such Employees (the "SELLER EXISTING FUNDS") and all of Sellers' rights with regard thereto. It is hereby acknowledged and agreed that to the extent that any of the Seller Existing Funds at Closing are not sufficient to cover all such funds to which any Transferred Employee is entitled through the Closing Date (by applicable law, custom or agreement) and such balance (the "SHORTFALL AMOUNT") does not exceed the amount set forth in
SCHEDULE 2.3.2 (the "MAXIMUM AMOUNT"), Buyer shall, without any consideration or adjustment of the Purchase Price, transfer cash equal to the Shortfall Amount to the Seller Existing Funds. It is hereby further acknowledged and agreed that to the extent that the Shortfall Amount exceeds the Maximum Amount, Buyer shall, without any consideration or adjustment of the Purchase Price, transfer cash equal to the Maximum Amount to the Seller Existing Funds, and Seller shall, prior to the Closing and without any consideration or adjustment of the Purchase Price, transfer cash equal to the excess of the Shortfall Amount over the Maximum Amount. Prior to the Closing, Seller shall make (and Buyer shall cooperate with Seller to the extent required) the appropriate filings with the ITA for the transfer of the Seller Existing Funds from Seller to Buyer and Seller shall submit, within the appropriate time periods, all required documents to the Transferred Employees' funds and insurance policies. Promptly following its receipt of all requisite approvals from the ITA, which the parties shall attempt to obtain (and each party undertakes to use commercially reasonable efforts) at the Closing or promptly thereafter (but not as a condition to Closing), Seller will transfer to Buyer all its title, rights and interests in and to the Seller Existing Funds.

      9.4 The Transferred Employees shall transfer to Buyer, as applicable, with continuity of rights, and whilst taking their term of employment with Seller in account for purposes of the calculation of their rights and entitlements.

      9.5 Notwithstanding any obligations of any Transferred Employee to Seller, or any Affiliates thereof, all Transferred Employees (i) shall be permitted, on and after the Closing Date, to engage in the Business only on behalf of Buyer and its Affiliates, and (ii) shall be relieved and released from the confidentiality and non-compete obligations owed to Seller and its Affiliates solely to the extent required to perform the obligations and duties under their respective employment or engagement agreements with Buyer or its Affiliates.

      9.6 As between the parties, Buyer shall assume all liabilities relating to the Transferred Employees (i) first arising following the Closing (including, for the avoidance of doubt, in respect of Transferred Employees who were not subject to Section 14 of the Severance Pay Law, 5723-1963 prior to the Closing as specified in SCHEDULE 5.15.1(A)), differences in severance payments relating to the period of employment with Metalink prior to the Closing that may result from increases, if any, in such employees' base salary during the period following the Closing) and (ii) their accrued salary (for the payroll period of December) and accrued but unused annual vacation, recuperation fees and sick leave entitlement, in each case up to the amount set forth in SCHEDULE 2.3.2, but excluding, and the following shall be retained by Seller, all liabilities relating to the Transferred Employees prior to the Closing, including any and all bonuses and employee stock options provided by Seller, and, to the extent related to the employment of any Transferred Employee that accrued before the Closing, (a) any employment or social benefits as is required by applicable law, custom or agreement, (b) any withholding or employment Taxes, (c) any other mandatory payments to social security (other than, in each case set forth in (a) through (c) above, to the extent of the Cut-Off Liabilities) or otherwise or any claims for wrongful discharge or employment discrimination.

10.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      10.1 SURVIVAL OF REPRESENTATIONS, ETC.

            10.1.1 The representations and warranties made by Seller in Section 5 or in any other Transaction Document, including those made in Sections
      5.1 (ORGANIZATION AND QUALIFICATION), 5.2 (AUTHORITY; NO VIOLATION; DUE EXECUTION; ETC.), 5.3 (CONSENTS), 5.6 (TAXES), 5.8.1 and 5.8.2 (TITLE TO PROPERTIES) and 5.9.2, 5.9.3 and 5.9.4 and 5.9.8 (INTELLECTUAL
      PROPERTY) (collectively, the "FUNDAMENTAL REPRESENTATIONS"), shall survive the Closing and shall expire at the end of the Second Earnout Period (the "TERMINATION DATE"); PROVIDED, HOWEVER, that if, at any time prior to the Termination Date, any Buyer Indemnitee delivers to Seller a written notice alleging a breach of any of the representations and warranties made by it (and setting forth in reasonable detail the basis for its belief that such an incompleteness, inaccuracy or breach may exist) and asserting a claim for recovery under this Section 10, then the claim asserted in such notice shall survive the Termination Date; PROVIDED FURTHER that a claim for recovery in connection therewith, if not resolved by mutual consent, is filed with a competent court by the Buyer Indemnitee within three (3) months after the Termination Date.

            10.1.2 The representations and warranties made by Parent and Buyer in Section 6 shall survive the Closing and shall expire on the Termination Date; PROVIDED, HOWEVER, that if, at any time prior to the Termination Date, any Seller Indemnitee delivers to Buyer a written notice alleging a breach of any of the representations and warranties made by it (and setting forth in reasonable detail the basis for its belief that such an incompleteness, inaccuracy or breach may exist) and asserting a claim for recovery under this Section 10, then the claim asserted in such notice shall survive the Termination Date; PROVIDED FURTHER that a claim for recovery in connection therewith, if not resolved by mutual consent, is filed with a competent court by the Seller Indemnitee within three (3) months after the Termination Date.

            10.1.3 All covenants and agreements of the parties contained in this Agreement and the Transaction Documents shall not survive the Closing; except that any such covenants and agreements that, by their terms, are to have effect or to be performed after the Closing shall survive in accordance with their terms.

      10.2 INDEMNIFICATION.

            10.2.1 From and after the Closing Date, the Buyer Indemnitees may seek indemnification from Seller, and Seller shall be obligated to pay indemnification for any Damages suffered or incurred by any of the Buyer Indemnitees or to which any of them may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any incompleteness of, inaccuracy in or breach of any representation or warranty by Seller set forth in Section 5 or in any other Transaction Document; (ii) any failure to comply with or breach of any covenant or obligation of Seller hereunder or in any other Transaction Document; or (iii) any claims against Buyer with respect to any of the Retained Assets or the Retained Liabilities; PROVIDED, HOWEVER, that, (A) solely with respect to clause (i) above, the Buyer Indemnitees may seek indemnification under such clause solely from the Second Payment, the Earnout Prepayments and the Earnout Payment(s) then payable and/or that have been previously paid to Seller hereunder,
      (B) solely with respect to clause (i) above, the aggregate amount of indemnification payable by Seller in respect of such claims shall not exceed $4,000,000 (the "MAXIMUM DAMAGES"), PROVIDED that, notwithstanding the foregoing in this clause (B), Seller's indemnification obligations in respect of any incompleteness of, inaccuracy in or breach of any representation or warranty by Seller set forth in Sections 5.1 (ORGANIZATION AND QUALIFICATION), 5.2 (AUTHORITY; NO VIOLATION; DUE EXECUTION; ETC.), 5.6 (TAXES), and 5.8.1 and 5.8.2 (TITLE TO PROPERTIES) shall not be capped at the Maximum Damages, (C) solely with respect to clause (i) above, no Buyer Indemnitee shall be entitled to any such indemnification for such claims unless and until the Damages sought by all Buyer Indemnitees as a result of all such claims cumulatively exceed, in the aggregate, (x) One Hundred Thousand U.S. Dollars ($100,000), plus, if applicable, (y) to the extent such claims relate to any incompleteness of, inaccuracy in or breach of any representation or warranty as of the Closing Date (but provided that such representation or warranty was correct as of the date hereof), up to Fifty Thousand U.S. Dollars ($50,000) (the "THRESHOLD AMOUNT"), whereupon, in either case, indemnification may be sought by the Buyer Indemnitees for all such Damages without regard to the Threshold Amount, but without derogating from the other limitations in this Section 10.2.1, (D) solely with respect to clause (i) above, in the event that any Damages are incurred by the Buyer Indemnitees in connection with a Third Party Claim (as defined below) (including to the extent that the underlying facts of such Third Party Claim result out of any breach of or inaccuracy in Seller's representations and warranties in Section 5.9.3), then Seller's obligation to indemnify the respective Buyer Indemnitees shall be 50% of any such Damages, without derogating from the other limitations in this Section 10.2.1, (E) solely with respect to clause (i) above, each Damage for which a Buyer Indemnitee is entitled to recovery on account of such claims shall be reduced by (and if a claim for Damage has already been made and an amount therefor received from Seller, shall reimburse to Seller) the amount of any insurance proceeds (or, in respect of indemnification made pursuant to clause (D) above, 50% thereof) that the Buyer Indemnitee actually receives (and Buyer undertakes to reasonably attempt to receive) with respect to such Damage, net of any deductibles, "retro-premium" obligations, co-payments, the reasonably estimated amount of future increased premiums and similar costs, and (F) if a Buyer Indemnitee actually receives proceeds from a third party (not affiliated with Buyer) that cover a Damage for which a Buyer Indemnitee previously received indemnification payment hereunder, the Buyer Indemnitee shall reimburse Seller for such payment, net of any expenses (including those related to collecting such proceeds from the third party) up to the lesser of (i) the amount of proceeds received from Seller on account of such Damage and (ii) the net amount actually received from the third party in respect of such Damage (or, in respect of indemnification made pursuant to clause (D) above, 50% thereof).

            10.2.2 From and after the Closing Date, the Seller Indemnitees may seek from Parent and Buyer, and Parent and Buyer shall be obligated, severally and jointly, to pay indemnification for any Damages that are suffered or incurred by a Seller Indemnitee or to which such Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any incompleteness of, inaccuracy in or breach of any representation or warranty by Parent or Buyer set forth in Section 6 or in any other Transaction Document; (ii) any failure to comply with or breach of any covenant or obligation of Parent or Buyer hereunder or in any other Transaction Document; (iii) any claims against Seller with respect to the Purchased Assets (but solely with respect to the ownership or use thereof after the Closing Date) or the Assumed Liabilities; PROVIDED, HOWEVER, that (A) solely with respect to clause (i) above, the aggregate amount of indemnification payable by Parent and Buyer in respect of such claims shall not exceed Two Million U.S. Dollars ($2,000,000), (B) solely with respect to clause (i) above, no Seller Indemnitee shall be entitled to any such indemnification unless and until the Damages sought by all Seller Indemnitees as a result of all such breaches cumulatively exceed the Threshold Amount, whereupon indemnification may be sought by Seller Indemnitees for all such Damages without regard to the Threshold Amount, without derogating from the other limitations in this Section 10.2.2, (C) solely with respect to clause (i) above, each Damage for which a Seller Indemnitee is entitled to recovery under this Section 10 shall be reduced by (and if a claim for Damage has already been made and an amount therefor received from Buyer, shall reimburse to Buyer) the amount of any insurance proceeds that the Seller Indemnitee actually (and undertakes it shall attempt to) receives with respect to such Damage, net of any deductibles, "retro-premium" obligations, co-payments, the reasonably estimated amount of future increased premiums and similar costs, and (D) if a Seller Indemnitee actually receives proceeds from a third party (not affiliated with Seller) that cover a Damage for which a Seller Indemnitee previously received indemnification payment hereunder, the Seller Indemnitee shall reimburse Buyer for such payment, net of any expenses (including those related to collecting such proceeds from the third party) up to the lesser of (i) the amount of proceeds received from Buyer on account of such Damage and (ii) the net amount actually received from the third party in respect of such Damage.

      10.3 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any of the Buyer Indemnitees or Seller Indemnitees shall have the right to seek indemnification pursuant to this Section 10 (a "THIRD PARTY CLAIM"), each party agrees to notify the other, in writing and in reasonable detail, of the assertion or commencement of such Third Party Claim and the indemnifying party shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the party entitled to indemnification. If such party so proceeds with the defense of any such Third Party Claim:

            10.3.1 the indemnifying party shall deliver to the party entitled to indemnification a written acknowledgement that the indemnifying party shall be solely responsible for such Third Party Claim and all Damages relating thereto (notwithstanding any limitations set forth in this Section 10 that would otherwise apply with respect thereto, which shall not thereafter be applicable);

            10.3.2 all expenses relating to the defense of such Third Party
                  Claim shall be borne and paid by the indemnifying party;

            10.3.3 the indemnifying party shall only have the right to settle, adjust or compromise such Third Party Claim with the consent of the party entitled to indemnification; provided, however, that such consent shall not be unreasonably withheld in the event such settlement involves only the payment of money and a release in favor of the party entitled to indemnification and its Affiliates from all liability in respect of such Third Party Claim.

           If the indemnifying party has not acknowledged in writing its obligation to indemnify the indemnified party, then the indemnified party shall have the right to assume and control the defense or the settlement against such third party claim, at the reasonable expense of the indemnifying party. Each party seeking indemnification shall give the indemnifying party prompt notice of the commencement of any such Legal Proceeding against Buyer or Seller (as applicable); PROVIDED, HOWEVER, that any failure to do so shall not limit any of the rights of the indemnitees under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

           Notwithstanding the foregoing in this Section 10.3, in the event of any Third Party Claim arising out of events or circumstances described in clause
(i) of Section 10.2.1, Buyer shall have the right to control the defense thereof and to settle such claim; PROVIDED that Buyer provides written notice to Seller that it has elected to do so.

      10.4 CLAIMS PROCEDURE. If a party entitled to indemnification wishes to make a claim for indemnification hereunder for Damages that do not result from a Third Party Claim (a "DIRECT CLAIM"), such party shall notify the indemnifying party in writing in general terms of such Direct Claim, the amount or such party's good faith estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the nature of the misrepresentation, breach of warranty, covenant or obligation to which such item is related, and to the extent known a reasonable summary of the facts underlying the claim. The indemnifying party shall have a period of 30 days within which to respond to any Direct Claim. If the indemnifying party does not respond within such 30-day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects all or any part of such Direct Claim, Seller and Buyer shall attempt in good faith for 30 days to resolve such claim. If no such agreement can be reached through good faith negotiation within 30 days, either Buyer or Seller may thereafter commence an action.

      10.5 EXERCISE OF REMEDIES BY THIRD PARTIES. No Person who is not a party to this Agreement (or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the applicable party (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

      10.6 SOLE REMEDY. From and after the Closing, the rights of the parties under this Section 10 shall be the sole and exclusive remedy of the parties with respect to claims resulting from or relating to any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the above, each party hereto shall be (a) entitled to seek any available remedy of law or equity (including rescission or restitution) with respect to fraud and/or willful misconduct, (b) entitled to injunctive relief to enjoin the breach, or threatened breach, of any provision or covenant of this Agreement, and (c) entitled to seek the equitable remedy of specific performance in connection with this Agreement.

      10.7 SET-OFF. Buyer and Parent shall be entitled to set-off or recoup any amounts due to Buyer or Parent from Seller pursuant to and in accordance with this Agreement or any other Transaction Documents against any amounts paid or payable by Buyer or Parent to Seller pursuant to this Agreement or any other Transaction Documents; PROVIDED, HOWEVER, that nothing herein shall preclude Seller from seeking all or any available remedy at law or in equity to the extent that it is later determined that Seller was entitled to any amounts withheld by Buyer or Parent based on this set-off right. The aforesaid set-off right will apply, MUTATIS MUTANDIS, to Seller.

11.   TERMINATION

      11.1 TERMINATION. Subject to Section 11.2 below, this Agreement may be terminated and abandoned at any time prior to the Closing in the following events:

            11.1.1 by mutual written consent of the parties;

            11.1.2 by either Seller or Buyer if a court of competent
                  jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift) and such was not at the request of the party seeking termination of the Agreement, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

            11.1.3 by either Seller or Buyer if the Closing has not taken place on or before March 31, 2010 (the "OUTSIDE DATE") (provided that a party shall not be entitled to terminate this Agreement pursuant to this Section 11.1.3 if such party's breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time);

            11.1.4 by Buyer, if (i) Seller shall have breached any of its representations or warranties or failed to perform any of its covenants, obligations or other agreements hereunder, which breach or failure to perform (A) would give rise to failure of a condition set forth in Section 4.2.3.1 or 4.2.3.2 and (B) is incapable of being cured by Seller by the Outside Date or, if capable of being cured by Seller by the Outside Date, shall not have been cured to the reasonable satisfaction of Buyer within twenty one (21) calendar days following written notice of such breach or failure to perform is given to Seller, or
                  (ii) events have occurred which have made it impossible to satisfy any other condition precedent to Buyer's obligations to consummate the transactions contemplated hereby by the Outside Date, PROVIDED, in each case, that the right to terminate this Agreement by Buyer under this Section 11.1.4 shall not be available where Buyer is at that time in breach of this Agreement and such breach has caused such condition to be unsatisfied; or

            11.1.5 by Seller, if (i) Buyer shall have breached any of its representations or warranties or failed to perform any of its covenants, obligations or other agreements hereunder, which breach or failure to perform (A) would give rise to failure of a condition set forth in Section 4.2.2.1 or 4.2.2.2 and (B) is incapable of being cured by Buyer by the Outside Date or, if capable of being cured by Buyer by the Outside Date, shall not have been cured to the reasonable satisfaction of Seller within twenty one (21) calendar days following written notice of such breach or failure to perform is given to Buyer, or
                  (ii) events have occurred which have made it impossible to satisfy any other condition precedent to Seller's obligations to consummate the transactions contemplated hereby by the Outside Date, PROVIDED, in each case, that the right to terminate this Agreement by Seller under this Section 11.1.5 shall not be available where Seller is at that time in breach of this Agreement and breach has caused such conditions to be unsatisfied.

      11.2 TERMINATION PROCEDURES. If Buyer wishes to terminate this Agreement pursuant to Section 11.1.2, 11.1.3 or 11.1.4, Buyer shall deliver to Seller a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If Seller wish to terminate this Agreement pursuant to Section 11.1.2, 11.1.3 or 11.1.5, Seller shall deliver to Buyer a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.

      11.3 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and all further obligations and liabilities of each party to the other party under this Agreement shall terminate; PROVIDED, HOWEVER, that (a) neither party shall be relieved of any obligation or liability arising from any prior willful and material breach of any representation, warranty, covenant or agreement in this Agreement that occurred prior to the date of termination; and (b) the parties shall, in all events, remain bound by and continue to be subject to Sections y8.4 (PUBLIC ANNOUNCEMENTS), 8.5 (EXPENSES) and Article 12 (GENERAL PROVISIONS).

12.   GENERAL PROVISIONS

      12.1 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below:

            IF TO BUYER:

            Lantiq Israel Ltd.
            c/o Meitar Liquornik Geva & Leshem Brandwein, Law Offices 16 Abba Hillel Rd. Ramat Gan 52506, Israel
            Fax: +972-3-6103774
            Attention: Assaf Oz, Adv.

            IF TO PARENT:

            Lantiq Beteiligungs - GmbH & Co. KG
            Am Campeon 3, 85579 Neubiberg
            Germany
            Fax: +49-89-89899-7810
            Attention: Gunther Stang, General Counsel

            in each case, with copies to (which shall not constitute notice):

            Golden Gate Capital
            One Embarcadero Center, Suite 3900
            San Francisco, CA 94111
            Fax: 415-983-2934
            Attention: John Knoll and Felix Lo

            Kirkland and Ellis, LLP
            555 California Street, Suite 2700
            San Francisco, CA 94104
            Fax: 415-439-1500
            Attention: Stephen Oetgen

            Meitar Liquornik Geva & Leshem Brandwein, Law Officers 16 Abba Hillel Rd.
            Ramat Gan 52506, Israel
            Fax: +972-3-6103774
            Attention: Maya Liquornik

            IF TO SELLER:

            Metalink Ltd.
            Yakum Business Park
            Yakum 60972, Israel
            Fax: +972-9-9605733
            Attention: Chief Executive Officer
            with a copy to (which shall not constitute notice):
            Goldfarb, Levy, Eran Meiri, Tzafrir & Co.
            2 Weizmann Street
            Tel-Aviv 64239, Israel
            Fax: +972-3-608-9908
            Attention: Ido Zemach, Adv.

            or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 12.1 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of transmission or (if transmitted on a non-business day) on the first business day following transmission and electronic confirmation of transmission.

      12.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied, facsimile or portable data format (PDF) signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      12.3 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      12.4 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      12.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      12.6 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and without regard to the UN Convention on the Sale of Goods. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the City of Tel-Aviv for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents) and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

      12.7 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (without any requirement to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      12.8 NO THIRD PARTY BENEFICIARIES. Except as set forth in Section 10, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

      12.9 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      12.10 EXTENSION; WAIVER.

            12.10.1 No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            12.10.2 No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      12.11 JOINT OBLIGATION. All representations, warranties, covenants, undertakings and obligations of Buyer and Parent set forth in this Agreement and the other Transaction Documents shall be joint and several.

      12.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (if any). Neither party may assign any of its rights or obligations under this Agreement and the Transaction Documents to any other Person without obtaining the written consent or approval of the other parties hereto; except that (i) Buyer may assign its rights and obligations under this Agreement and the Transaction Documents, at any time, to any of its Affiliates; PROVIDED that Buyer and such Affiliate shall have furnished Seller with a written assumption agreement reasonably acceptable to Seller and PROVIDED FURTHER that if such assignment is effected prior to the Closing, it will not have the effect of delaying the Closing; and (ii) following the Closing, Seller may, subject to Buyer's prior written consent (which shall not be unreasonably withheld), assign its rights and obligations hereunder to an acquirer of Seller or its operations, PROVIDED that Seller and such acquirer shall have furnished Buyer with a written assumption agreement reasonably acceptable to Buyer and that the acquirer is not a direct competitor of the Business.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first above written.

                                    PARENT:

                                    LANTIQ BETEILIGUNGS - GMBH & CO. KG

                                    By: ______________________________
                                    Name:
                                    Title:


                                    BUYER:

                                    LANTIQ ISRAEL LTD.

                                    By: ______________________________
                                    Name:
                                    Title:


                                    SELLER:

                                    METALINK LTD.

                                    By: ______________________________
                                    Name:
                                    Title: